 Exhibit 10.2

THIRD AMENDMENT

TO REIMBURSEMENT AGREEMENT

THIS THIRD AMENDMENT TO REIMBURSEMENT AGREEMENT (this “Amendment”) is dated as of May 21, 2012 and is entered into by and among PIVOTAL UTILITY HOLDINGS, INC., a New Jersey corporation (the “Applicant”), AGL RESOURCES INC., a Georgia corporation  (the “Guarantor”), and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, a Japanese banking company acting through its New York Branch (“BTMU New York”), as the Issuing Bank and the Administrative Agent (the “Issuing Bank” and the “Administrative Agent”, respectively), acting with the consent of the Required Banks, and is made with reference to that certain REIMBURSEMENT AGREEMENT dated as of October 14, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Reimbursement Agreement”) by and among the Applicant, the Guarantor, the Banks party thereto, the Issuing Bank and the Administrative Agent referencing the $20,000,000 Industrial Development Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2005.  Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Reimbursement Agreement after giving effect to this Amendment.

RECITALS

WHEREAS, the Credit Parties have requested that the Required Banks agree to amend certain provisions of the Reimbursement Agreement as provided for herein; and

WHEREAS, subject to certain conditions, the Required Banks are willing to agree to such amendment relating to the Reimbursement Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I.	AMENDMENTS TO REIMBURSEMENT AGREEMENT

Upon the satisfaction of the conditions precedent set forth in Section II of this Amendment, the Reimbursement Agreement (including the Schedules and Exhibits thereto to the extent included in Annex A) is hereby amended to incorporate the changes shown on the marked copy of the Reimbursement Agreement attached hereto as Annex A (it being understood that language which appears “struck out” has been deleted and language which appears as “double-underlined” has been added).

SECTION II.	CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective as of the date hereof only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Third Amendment Effective Date”):

A. Execution. The Administrative Agent shall have received (i) a counterpart signature page of this Amendment duly executed by each of the Credit Parties and (ii) consent and authorization from the Required Banks to execute this Amendment on their behalf.

B. Fees and Expenses.  The Administrative Agent shall have received all fees and other amounts due and payable hereunder or under any other Credit Document on or prior to the Third Amendment Effective Date to the extent invoiced in reasonable detail, including, without limitation, reimbursement or other payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Applicant under Section 9.3(c) of the Reimbursement Agreement.

C. Necessary Consents. Each Credit Party shall have obtained all material consents necessary or advisable in connection with the transactions contemplated by this Amendment.

D. Other Documents.  The Administrative Agent and the Banks shall have received such other documents, information or agreements regarding the Credit Parties as the Administrative Agent may reasonably request.

SECTION III.	REPRESENTATIONS AND WARRANTIES

In order to induce the Banks to enter into this Amendment and to amend the Reimbursement Agreement in the manner provided herein, each Credit Party which is a party hereto represents and warrants to each Bank that the following statements are true and correct in all material respects:

A. Corporate Power and Authority.  Each Credit Party, which is party hereto, has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Reimbursement Agreement as amended by this Amendment (the “Amended Agreement”) and the other Credit Documents.

B. Authorization of Agreements.  The execution and delivery of this Amendment and the performance of the Amended Agreement and the other Credit Documents have been duly authorized by all necessary action on the part of each Credit Party.

C. No Conflict.  The execution and delivery by each Credit Party of this Amendment and the performance by each Credit Party of the Amended Agreement and the other Credit Documents do not and will not (i) violate (A) any provision of any law, statute, rule or regulation, or of the certificate or articles of incorporation or partnership agreement, other constitutive documents or by-laws of Guarantor or the Applicant or (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any Contractual Obligation of the applicable Credit Party, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section III.C., individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (iii) except as permitted under the Amended Agreement, result in or require the creation or imposition of any Lien upon any of the properties or assets of each Credit Party (other than any Liens created under any of the Credit Documents in favor of Administrative Agent on behalf of the Banks), or (iv) require any approval of stockholders or partners or any approval or consent of any Person under any Contractual Obligation of each Credit Party, except for such approvals or consents which will be obtained on or before the Third Amendment Effective Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

D. Governmental Consents.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution and delivery by each Credit Party of this Amendment and the performance by the Applicant and Guarantor of the Amended Agreement and the other Credit Documents, except for such actions, consents and approvals the failure to obtain or make which could not reasonably be expected to result in a Material Adverse Effect or which have been obtained and are in full force and effect.

E. Binding Obligation.  This Amendment and the Amended Agreement have been duly executed and delivered by each of the Credit Parties party thereto and each constitutes a legal, valid and binding obligation of such Credit Party to the extent a party thereto, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

F. Incorporation of Representations and Warranties from Reimbursement Agreement. The representations and warranties contained in Article 4 of the Amended Agreement are and will be true and correct in all material respects on and as of the Third Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

G. Absence of Default.  No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Default.

H. Release of Claims.  No Credit Party has any knowledge of any claims, counterclaims, offsets or defenses to or with respect to its obligations under the Credit Documents, or if such Credit Party has any such claims, counterclaims, offsets or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished and released in consideration of the execution of this Amendment.

SECTION IV.	ACKNOWLEDGMENT AND CONSENT

Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Reimbursement Agreement and this Amendment and consents to the amendment of the Reimbursement Agreement effected pursuant to this Amendment.  Guarantor hereby confirms that each Credit Document to which it is a party or otherwise bound will continue to guarantee to the fullest extent possible in accordance with the Credit Documents the payment and performance of all “Obligations” under each of the Credit Documents to which is a party (in each case as such terms are defined in the applicable Credit Document).

Guarantor acknowledges and agrees that any of the Credit Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment.  Guarantor represents and warrants that all representations and warranties contained in the Amended Agreement and the Credit Documents to which it is a party or otherwise bound are true and correct in all material respects on and as of the Third Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, Guarantor is not required by the terms of the Reimbursement Agreement or any other Credit Document to consent to the amendments to the Reimbursement Agreement effected pursuant to this Amendment and (ii) nothing in the Reimbursement Agreement, this Amendment or any other Credit Document shall be deemed to require the consent of Guarantor to any future amendments to the Reimbursement Agreement.

SECTION V.	MISCELLANEOUS

A. Reference to and Effect on the Reimbursement Agreement and the Other Credit Documents.

(i) On and after the Third Amendment Effective Date, each reference in the Reimbursement Agreement to “this Amendment”, “hereunder”, “hereof”, “herein” or words of like import referring to the Reimbursement Agreement, and each reference in the other Credit Documents to the “Reimbursement Agreement”, “thereunder”, “thereof” or words of like import referring to the Reimbursement Agreement shall mean and be a reference to the Reimbursement  Agreement as amended by this Amendment.

(ii) Except as specifically amended by this Amendment, the Reimbursement Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Administrative Agent or Bank under, the Reimbursement Agreement or any of the other Credit Documents.

B. Headings.  Section and Subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

C. Applicable Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES).

D. Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

APPLICANT:	PIVOTAL UTILITY HOLDINGS, INC.

By:  /s/ Andrew W. Evans
Name: Andrew W. Evans
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Third Amendment to Reimbursement Agreement in connection with
$20,000,000 Industrial Development Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2005]

GUARANTOR:	AGL RESOURCES INC.

By:  /s/ Andrew W. Evans
Name: Andrew W. Evans
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Third Amendment to Reimbursement Agreement in connection with
$20,000,000 Industrial Development Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2005]

ISSUING BANK &
ADMINISTRATIVE AGENT:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

By: /s/ Alan Reiter
Name: Alan Reiter
Title: Vice President

[Signature Page to Third Amendment to Reimbursement Agreement in connection with
$20,000,000 Industrial Development Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2005]

ANNEX A

[see attached]

ANNEX A

REIMBURSEMENT AGREEMENT

Dated as of October 14, 2010

Among

THE BANKS PARTY HERETO,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

as Administrative Agent,

PIVOTAL UTILITY HOLDINGS, INC.,

as applicant,

and

AGL RESOURCES INC.,

as guarantor

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

as Lead Arranger

$20,000,000 Industrial Development Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2005

Table of Contents

Page

Article I
Definitions
Section 1.1.	Definitions	2
Section 1.2.	Other Defined Terms	17

Article II
Letter of Credit

Article III
Conditions Precedent

Section 3.1.	Conditions Precedent to Issuance of Letter of Credit	28
Section 3.2.	Conditions Precedent to Liquidity Advances	31

Article IV
Representations and Warranties
Section 4.1.	Financial Condition	31
Section 4.2.	No Change	31
Section 4.3.	Existence; Compliance with Law	32
Section 4.4.	Power; Authorization; Enforceable Obligations	32
Section 4.5.	No Legal Bar	32

i

Article V
Affirmative Covenants

Article VI
Negative Covenants

Section 6.11.	Designation of Subsidiaries	45
Section 6.12.	Tax Status	45
Section 6.13.	Official Statement, Remarketing Memorandum or Other Offering Document	45
Section 6.14.	Conversion of the Bonds	46
Section 6.15.	Optional Redemption of Bonds	46
Section 6.16.	Purchase of Bonds	46

Article VII
Events of Default

Section 7.1.	Events of Default	46
Section 7.2.	Remedies	48
Section 7.3.	Remedies Cumulative	49

Article VIII
The Administrative Agent

Article IX
Miscellaneous

Article X
Guaranty of Obligations

Schedules

4.14	Subsidiaries
4.16	Environmental Matters
6.2(i)	Existing Liens
6.8	Agreements Prohibiting or Limiting Liens
9.13	Bank Notice Addresses

Exhibits

A	Form of Letter of Credit
B	Form of Compliance Certificate
C	Form of U.S. Tax Certificate

Annex

I	Pricing Grid

Reimbursement Agreement

REIMBURSEMENT AGREEMENT, dated as of October 14, 2010, is among PIVOTAL UTILITY HOLDINGS, INC., a New Jersey corporation (the “Applicant”), AGL RESOURCES INC., a Georgia corporation (the “Guarantor” and together with the Applicant, the “Credit Parties” and each individually a “Credit Party”), the Banks party hereto from time to time, and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, a Japanese banking company acting through its New York Branch (“BTMU New York”), as the Issuing Bank and as Administrative Agent.

WITNESSETH:

Whereas, Brevard County, Florida (the “Issuer”) has previously issued its Industrial Development Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2005, in the original aggregate principal amount of $20,000,000 (the “Bonds”), pursuant to the Indenture for the purpose of providing funds to finance a portion of the cost of acquisition, construction and equipping of certain gas facilities and functionally related equipment, consisting of supply mains, distribution mains, service lines, meters and miscellaneous equipment all located in the Brevard County in the State of Florida; and

Whereas, the proceeds from the sale of the Bonds were loaned to the Applicant pursuant to a Loan Agreement, dated as of April 1, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between the Issuer and the Applicant, pursuant to which the Applicant is obligated to repay such loan in installments sufficient to pay the debt service when due on the Bonds; and

Whereas, as additional security for the Bonds, the Applicant has requested the Issuing Bank to issue for the account of the Applicant in favor of the Trustee its irrevocable transferable direct pay letter of credit in the form of Exhibit A attached hereto (as amended from time to time, the “Letter of Credit”) in an Original Stated Amount of $20,263,014; and

Whereas, the Second Supplement to Indenture of Trust, dated as of September 1, 2010 (the “Second Supplemental Indenture”), between the Issuer and the Trustee, will be executed and delivered in connection with the issuance of the Letter of Credit, which supplement shall form a part of the Indenture and shall (i) remove the insurance provisions from the Loan Agreement and the Indenture, (ii) arrange for a letter of credit to secure the Bonds and (iii) provide for the remarketing of the Bonds to the public; and

Whereas, the Issuing Bank has been requested by the Applicant to provide a liquidity facility in the form of certain liquidity drawings under the Letter of Credit.  The Issuing Bank has agreed to issue the Letter of Credit and to provide such liquidity facility in the manner and subject to the terms and conditions set forth herein.

Accordingly, the Applicant, the Guarantor, the Administrative Agent and the Banks hereby agree as follows:

Article I
Definitions

Section 1.1. Definitions.  As used in this Agreement:

“ABR Advance” means a Liquidity Advance that bears interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means an interest rate per annum equal to the sum of (x) the LIBO Rate and (y) the Statutory Reserve Rate.

“Administrative Agent” means BTMU New York, in its capacity as administrative agent for the Banks hereunder, and any successor administrative agent appointed (subject to the acceptance of such appointment) pursuant to Section 8.6 of this Agreement.

“Affected Bank” is defined in Section 2.17 hereof.

“Affiliate” as to any Person, any other Person that directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person.  For purposes of this definition, “Control” means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an “Affiliate” of any Group Member.

“Agent’s Counsel” is defined in Section 3.1(a) hereof.

“Agreement” means this Reimbursement Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as applicable.

“Applicable Margin” means a percentage, determined in accordance with the Pricing Grid contained in Annex I hereto, in relation to either an ABR Advance or a Eurodollar Advance, as applicable.

“Applicable Percentage” means, at any time, with respect to any Bank, a percentage equal to a fraction the numerator of which is such Bank’s Commitment and the denominator of which is the face amount of the Letter of Credit at such time.

“Applicant” shall have the meaning set forth in the preamble hereto.

“Approved Fund” is defined in Section 9.7(b) hereof.

“Assets” means with respect to any Person, all or any part of its business, property and assets wherever situated.

“Assignment and Assumption” means an assignment and assumption entered into by an assigning Bank and an assignee (with the consent of any party whose consent is required by Section 9.7), and accepted by the Administrative Agent, in a form approved by the Administrative Agent.

“Available Amount” shall have the meaning set forth in the Letter of Credit.

“Bank Bonds” means any Bonds purchased with moneys received under the Letter of Credit in connection with a Liquidity Drawing and held by the Tender Agent, or its agent, in each case, for the account of the Issuing Bank.

“Banks” means the financial institutions listed on the signature pages hereof, in each case together with their respective successors and assigns.  Unless the context otherwise requires, the term “Banks” includes the Issuing Bank.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bond Documents” means the Bonds, the Indenture, the Loan Agreement, the Remarketing Agreement, the Remarketing Circular, and all amendments and supplements thereto.

“Bond Fiduciary” means each of the Trustee, the Remarketing Agent, the Tender Agent, the Paying Agent, and Bond Registrar.

“Bonds” shall have the meaning set forth in the recitals hereto.

“BSA” is defined in Section 9.19(a) hereof.

“BTMU New York” shall have the meaning set forth in the preamble hereto.

 “Business Day” means a day of the year, other than (i) a Saturday, Sunday or legal holiday, or a day on which banking institutions in New York, New York and in any of the cities in which the Principal Offices of the Bank, the Applicant, the Securities Depository, or any Bond Fiduciary are located are required or authorized by law or executive order to be closed or (ii) a day on which the New York Stock Exchange is closed.

“Cap Interest Rate” shall have the meaning set forth in the Letter of Credit.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including, but not limited to, mandatorily convertible securities, trust preferred securities, hybrid equity securities and preferred stock), any and all equivalent ownership interests in a partnership, limited liability company or other Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Bank or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Bank or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby Letter of Credit issued by any Bank or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Law” is defined in Section 9.1(b) hereof.

“Closing Date” means October 14, 2010, or any other Business Day agreed to by the Bank and the Applicant on which the Letter of Credit is issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Bank, the commitment of such Bank to acquire participations in the Letter of Credit, expressed as an amount set forth on such Bank’s signature page hereto or in an Assignment and Assumption, as such commitment may be reduced or increased from time to time in accordance with the terms hereof.  The initial aggregate amount of the Banks’ Commitment equals the Original Stated Amount.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Applicant and/or the Guarantor within the meaning of Section 4001 of ERISA or is part of a group that includes the Applicant and/or the Guarantor and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Net Worth” means, as of any date, the shareholders’ equity or net worth of the Guarantor and the other Group Members (including, but not limited to, the value of all Capital Stock, noncontrolling interests, accumulated other comprehensive income or loss component of shareholders’ equity (“AOCI”) and other equity accounts; but excluding AOCI items recorded in accordance with GAAP and related to any non-cash pension, other post-retirement benefits liability adjustments and accounting adjustments for hedges designated as cash flow hedges, which have not yet settled and for which the Guarantor and other Group Members have not funded required margin account cash collateral amounts), on a consolidated basis, as determined in accordance with GAAP except as otherwise noted above.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Guarantor and the other Group Members at such date (excluding Indebtedness of the type described in clause (k) of the definition of the term Indebtedness ~~and excluding, solely during the period prior to the Closing Date (as defined in the Merger Agreement), any Indebtedness incurred solely for the purpose of funding the Cash Consideration (as defined in the Merger Agreement) necessary to consummate the Nicor Merger, provided that (i) the proceeds of such Indebtedness have been deposited in escrow for the benefit of the holders or lenders of such Indebtedness pending consummation of the Nicor Merger (it being understood and agreed that such escrow, and any associated Lien relating thereto, shall not constitute a Lien for any purpose hereof), (ii) such escrow arrangement is reasonably satisfactory  to the Administrative Agent and (iii) the aggregate principal amount of such Indebtedness does not exceed $1,050,000,000 at any time~~), determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means the directors of the Guarantor on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Guarantor is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Costs” is defined in Section 9.3 hereof.

“Credit Documents” means this Agreement, the Letter of Credit, each Fee Letter and each Drawing Document.

“Credit Parties” and “Credit Party” shall have the meanings set forth in the preamble hereto.

“Date of Issuance” means the date of issuance and delivery of the Letter of Credit by the Issuing Bank.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Bank” means, subject to the last sentence of Section 2.16, any Bank that, as reasonably determined by the Administrative Agent (with notice to the Applicant of such determination), (a) has failed to perform any of its funding obligations hereunder, including in respect of its participation in any LC Disbursement, within two Business Days of the date required to be funded by it hereunder, (b) has notified the Applicant or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder; provided, that any such Bank shall cease to be a Defaulting Bank under this clause (c) upon receipt of such confirmation by the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in such a Bank or any direct or indirect parent company thereof by a Governmental Authority.

“Defaulting Bank Collateral Account” is defined in Section 2.16(c) hereof.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Drawing Document” is defined in Section 9.4 hereof.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Advance” means a Liquidity Advance that bears interest at a rate determined by reference to the Adjusted LIBO Rate (other than pursuant to clause (c) of the definition of Alternate Base Rate).

“Event of Default” means any of the events specified in Section 7.1, provided that any requirement for the giving of notice, the lapse of time, or both, expressly provided for therein has been satisfied.

“Exchange Act” is defined in Section 7.1(k) hereof.

“Excluded Taxes” means, with respect to any payment made by the Applicant under this Agreement or any Related Document, any of the following Taxes imposed on or with respect to a Recipient:

(a)           Other Connection Taxes;

(b)           Taxes attributable to such Recipient’s failure to comply with Section 9.15(f); and

(c)
U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date on which (i) such Recipient acquires its applicable ownership interest in an LC Disbursement or (ii) such Recipient changes its lending office~~,~~ (except in each case to the extent that, pursuant to Section 9.15, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a Recipient with respect to its applicable ownership interest in the LC Disbursement or to such Recipient immediately before it changed its lending office).

“Extensions of Credit” means each of the issuance, amendment, renewal or extension of the Letter of Credit, an LC Disbursement or a Liquidity Advance.

“FATCA” means Sections 1471 through 1474 of the Code, as amended from time to time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means those certain letter agreements among the Applicant, the Issuing Bank and the Administrative Agent, as the same may be amended or modified and in effect from time to time, providing for certain fees payable by the Applicant in connection with this Agreement.

“First Amendment”: that certain First Amendment to Reimbursement Agreement dated as of December 21, 2010 among the Applicant, the Guarantor, the Issuing Bank, the Administrative Agent and the financial institutions listed on the signature pages thereto.

“First Amendment Effective Date”: the date of satisfaction of the conditions referred to in Section II of the First Amendment.

“GAAP” means those accounting principles, standards and practices generally accepted in the United States as in effect from time to time.

“Good Faith” is defined in Section 9.5(c) hereof.

“Governmental Approval” means any authorizations, consents, approvals, licenses, rulings, permits, certifications, exemptions, filings or registrations by or with any Governmental Authority.

“Governmental Authority” means any nation or government and any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means the collective reference to the Guarantor, the Applicant and their respective ~~Restricted~~ Subsidiaries.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Guarantor in good faith.

“Guarantor” shall have the meaning set forth in the preamble hereto.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and all commodity price protection agreements, or any other hedging arrangements.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Guarantor or AGL Capital Corporation, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Guarantor or AGL Capital Corporation or any Subsidiaries, (ii) that have been formed for the purpose of issuing such securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Guarantor or AGL Capital Corporation or any Subsidiary, and (B) payments made from time to time on the subordinated debt.

“ICC Permitted Investment” means any investment permitted by subsection (a) of Section 340.50 of the rules of the Illinois Commerce Commission.

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that are not more than 90 days past due unless being contested in good faith and for which any reserves required by GAAP have been provided), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease (within the meaning of GAAP) obligations of such Person, (f) all Securitization Facility Attributed Debt, (g) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, Letter of Credit, surety bonds or similar arrangements, (h) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (k) all obligations of such Person in respect of Hedge Agreements and (l) without duplication of any of the foregoing categories, all Off-Balance Sheet Liabilities.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor under applicable law, contract or otherwise, as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  Notwithstanding the foregoing, obligations of any Person with respect to Park and Loan Transactions shall not be considered Indebtedness.

“Indemnified Person” is defined in Section 9.3 hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Applicant under this Agreement and any Related Document and (b) Other Taxes.

“Indenture” means the Trust Indenture, dated as of April 1, 2005, between the Issuer and the Trustee, relating to the Bonds, as supplemented by the First Supplement to Trust Indenture, dated as of June 1, 2008 (the “First Supplemental Indenture”), as further supplemented by the Second Supplemental Indenture (together with the First Supplemental Indenture, the “Supplemental Indentures”), and as amended and further supplemented in accordance with the terms hereof and thereof.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Instruction” is defined in Section 9.3 hereof.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Election Request” means a request by the Applicant to convert an ABR Advance into a Eurodollar Advance or continue a Eurodollar Advance in accordance with Section 2.3(d).

“Interest Payment Date” means (a) with respect to any ABR Advance, the last Business Day of each calendar quarter and the Termination Date and (b) with respect to any Eurodollar Advance, the last day of the Interest Period applicable to such Eurodollar Advance and, in the case of a Eurodollar Advance with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Termination Date.

“Interest Period” means with respect to any Eurodollar Advance, the period commencing on the date of such Eurodollar Advance and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Applicant may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Eurodollar Advance shall be the effective date of the most recent conversion or continuation of such Eurodollar Advance.

“Investments” is defined in Section 6.7 hereof.

“IRS” means the United States Internal Revenue Service.

“ISP” means International Standby Practices 1998 (International Chamber of Commerce Publication No. 590).

“Issuer” shall have the meaning set forth in the recitals hereto.

“Issuing Bank” means BTMU New York, in its capacity as the issuer of the Letter of Credit, and its successors in such capacity.

 “LC Disbursement” means a payment made by the Issuing Bank pursuant to the Letter of Credit.

“LC Fee Margin” means, for any day, a rate per annum calculated in accordance with the Pricing Grid attached hereto as Annex I.

“LC Obligations” means, at any time, an amount equal to the sum of (a) the then undrawn and unexpired amount of the Letter of Credit and (b) the aggregate amount of drawings under the Letter of Credit that has not then been reimbursed by the Applicant or the Guarantor pursuant to Section 2.4.

“Lead Arranger” means BTMU New York, in its capacity as Lead Arranger.

“Letter of Credit” shall have the meaning set forth in the recitals hereto.

“LIBO Rate” means, as of any date of determination, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in dollars in the London interbank market) at approximately 11:00 a.m., London time, on such date of determination, as the rate for deposits in dollars with a one-month maturity.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate at which deposits in dollars in an amount equal to $5,000,000 and for a one-month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such date of determination.

“Lien” means any mortgage, pledge, lien, hypothecation, security interest or other charge, encumbrance, or other arrangement in the nature of a security interest in property to secure the payment or performance of Indebtedness or other obligations of any Person; provided, however, the term “Lien” shall not mean any easements, rights-of-way, zoning restrictions, leases, sub-leases, licenses, sublicenses, other restrictions on the use of property, defects in title to property or other similar encumbrances.

“Liquidity Advance” is defined in Section 2.3(a) hereof.

“Liquidity Drawing” means an LC Disbursement resulting from the presentation of a certificate in the form of Annex E to the Letter of Credit.

“Loan Agreement” shall have the meaning set forth in the recitals hereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of the Guarantor and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent, the Issuing Bank or the Banks hereunder or thereunder, or (c) the ability of either of the Credit Parties to perform payment or other material obligations on its part under the Credit Documents or the Bond Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“~~Merger Agreement”: the Agreement and Plan of Merger, dated as of December 6, 2010, among Guarantor, Apollo Acquisition Corp., an Illinois corporation, Ottawa Acquisition LLC, an Illinois limited liability company and Nicor.~~Material Subsidiaries” means, collectively, Atlanta Gas Light Company, Northern Illinois Gas Company, Pivotal Utility Holdings, Inc. and Virginia Natural Gas, Inc.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

~~“Nicor”: Nicor Inc., an Illinois corporation.~~

~~“Nicor Merger”: the merger of a wholly-owned Subsidiary of Guarantor with and into Nicor and the immediately subsequent merger of the surviving corporation thereof into another wholly-owned Subsidiary of Guarantor in accordance with the Merger Agreement.~~

“Non-U.S. Bank” means a Bank that is not a U.S. Person.

“Note Purchase Agreement”: that certain Note Purchase Agreement, ~~anticipated to be~~ entered into on ~~or about~~ August 31, 2011, among AGL Capital Corporation, the Guarantor and the respective purchasers named therein pursuant to which AGL Capital Corporation will issue the Private Placement Notes.

“Notice of Extension” is defined in Section 2.12.

“Obligations” means the collective reference to (i) all Reimbursement Obligations (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Reimbursement Obligations and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Applicant or the Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and (ii) all expense reimbursement and indemnity payments, and all other obligations and liabilities of the Applicant and the Guarantor to the Administrative Agent, the Issuing Bank, or any Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred pursuant to this Agreement, any other Credit Document, or any other document made, delivered or given in connection herewith or therewith (including all fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Bank, or to any Bank that are required to be paid pursuant hereto).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” means, as to any Person, (i) any due and owing repurchase obligation or liability of such Person with respect to notes or accounts receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction and (iv) any obligation under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person.

“Original Stated Amount” is defined in Section 2.1 hereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, this Agreement and any Related Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Related Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation.

“Park and Loan Transactions” means any tariff transaction offered by pipelines or other storage facilities, where the pipelines or other storage facilities allow the customers to park gas on or borrow gas from the pipelines or other storage facilities in one period and reclaim gas from or repay gas to the pipelines or other storage facilities in a subsequent period.

“Participant” has the meaning assigned to such term in Section 9.6.

“PATRIOT Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001, Title III of Pub. L. 107-56, as amended).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person” means an individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state (in each case whether or not having a separate legal personality).

“Plan” means, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Applicant or the Guarantor or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Bonds” means the Bank Bonds.

“Pricing Grid” means the pricing grid set forth on Annex I hereto.

“Prime Rate” means for any day the greater of:

(i) the rate of interest ~~announced~~designated by BTMU New York from time to time as its prime commercial rate for U.S. dollar loans, or equivalent, as in effect on such day, with any change in the Prime Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate; or

(ii)            the sum of (x) the rate determined by BTMU New York to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to BTMU New York at approximately 10:00 a.m. (New York time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by BTMU New York for the sale to BTMU New York at face value of Federal funds in an amount equal or comparable to the principal amount owed to BTMU New York for which such rate is being determined, plus (y) 1/2 of 1% (0.50%).

“Principal Office” means (a) in the case of the Trustee, the principal corporate trust office of the Trustee at which at any particular time its corporate trust business shall be administered; (b) in the case of the Remarketing Agent, the office thereof designated in writing to the Trustee, the Bank and the Applicant, (c) in the case of any Bond Fiduciary other than the Trustee or the Remarketing Agent, the office thereof designated in writing to the Trustee and the Bank, and (d) in the case of the Bank, its office at which LC Disbursements are to be made.

“Private Placement Notes”: the senior notes to be issued pursuant to, and governed by, the Note Purchase Agreement.

“Properties” is defined in Section 4.16(a) hereof.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Bank (and, in the case of a Bank that is classified as a partnership for U.S. Federal tax purposes, a Person treated as the beneficial owner thereof for U.S. Federal tax purposes) and (c) the Issuing Bank.

“Register” is defined in Section 9.7 hereof.

“Regulation U” means Regulation U of the Board, as the same may be in effect from time to time, and any successor regulations.

“Reimbursement Obligations” means, collectively, all reimbursement payments required to be made by the Applicant pursuant to Section 2.4, and any other amounts paid by the Issuing Bank under the Letter of Credit, all fees payable with respect to the Letter of Credit, and all interest payable in respect of such reimbursement payments pursuant to the terms of this Agreement and the other Credit Documents.

“Related Documents” means the Letter of Credit, the Bond Documents and any other agreement or instrument relating thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remarketing” means the remarketing of the Bonds as described in the Remarketing Circular.

“Remarketing Agent” means a remarketing agent appointed pursuant to Article VII of the Indenture and the Remarketing Agreement, together with its successors and assigns pursuant thereto.

“Remarketing Agreement” means the Remarketing Agreement dated as of October 14, 2010, between the Remarketing Agent and the Applicant, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, and any successor agreement thereto entered into by the Applicant and a successor Remarketing Agent.

“Remarketing Circular” means the Remarketing Circular dated October 14, 2010, relating to the Bonds, and any amendment or supplement thereto.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Banks” means, at any time, Banks having Commitments representing more than 50% of the aggregate Commitments of all Banks at such time.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation or organization, by-laws, partnership agreement, limited liability company agreement, operating agreement, management agreement, or other organizational or governing documents of such Person, and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute or treaty, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or controller of the Guarantor or the Applicant, as the case may be, but in any event, with respect to financial matters, the chief executive officer, chief financial officer or treasurer of the Guarantor.

“Restricted Payment” is defined in Section 6.5 hereof.

~~“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.~~

“Revolving Credit Agreement” means the Amended and Restated Credit Agreement dated as of ~~September 15, 2010,~~November 10, 2011, by and among the Guarantor, AGL Capital Corporation, the lenders parties thereto, and Wells Fargo Bank, National Association, as administrative agent, as the same may have been, or may hereafter be, amended, restated, supplemented or otherwise modified and in effect.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/-offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Depository” means The Depository Trust Company or any successor thereto.

“Securitization Facility Attributed Debt” means, at any time, the aggregate net outstanding amount theretofore paid to any of the Group Members (without duplication) in respect of securitization assets (whether accounts receivable, general intangibles, instruments, documents, chattel paper or other similar assets) sold or transferred in connection with any securitization financing program established by any of the Group Members in respect of such securitization assets (it being the intent of the parties that such Securitization Facility Attributed Debt at any time outstanding approximate as closely as possible the principal amount of Indebtedness that would be outstanding at such time under such financing program if the same were structured as a secured lending arrangement rather than a sale or securitization arrangement).

“Senior Debt Ratings” is defined in Annex I hereto.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” means, when used with respect to any Person, that as of any date of determination, (a) the sum of the value of the assets of such Person (based on either fair value or present fair saleable value, as applicable) will, as of such date, exceed the sum of the liabilities of such Person as of such date, (b) such Person will be able to pay its debts as they mature and (c) such Person has sufficient capital to conduct its business.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Standard Letter of Credit Practice” means, for the Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which the Issuing Bank issued the Letter of Credit.  Such practices shall be (i) of banks that regularly issue letters of credit in the particular city and (ii) required or permitted under the ISP.

“Stated Expiration Date” shall have the meaning set forth in the Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Liquidity Advances (to the extent bearing interest at the Alternate Base Rate pursuant to clause (c) of the definition thereof) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of either or both of the Applicant and the Guarantor.

“Supported Rate” means the Daily Rate or the Weekly Rate.

“Tax” means ~~any~~all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall have the meaning set forth in the Letter of Credit.

“Total Capitalization” means, at any date, the sum of Consolidated Net Worth and Consolidated Total Debt of the Group Members at such date, determined on a consolidated basis in accordance with GAAP.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture, and any successor trustee thereunder.

~~“Unsupported Rate” means any rate of interest applicable to the Bonds other than a Supported Rate.~~

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 9.15(f)(i)(4)(y).

“~~Unrestricted Subsidiary” means any Subsidiary which (i) is designated as an Unrestricted Subsidiary in accordance with Section 6.11, and (ii) has not incurred any Indebtedness that is guaranteed or otherwise supported by the credit of the Guarantor, the Applicant or any other of their respective Restricted Subsidiaries (but excluding any such guarantee or other credit support arrangement pursuant to which the liability of such guarantor or credit support provider is limited to loan amounts advanced by another Person against inventory claimed (by rights or claims of offset, ownership or similar claim) by such guarantor or credit support provider, and such guarantor or credit support provider is entitled to receive a pro rata interest in such inventory corresponding to the amounts paid in respect of such inventory).~~Unsupported Rate” means any rate of interest applicable to the Bonds other than a Supported Rate.

“Withholding Agent” means the Applicant or the Administrative Agent.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  Any capitalized terms used herein which are not specifically defined herein shall have the same meanings herein as in the Indenture.  All references in this Agreement to times of day shall be references to New York City time unless otherwise expressly provided herein.  Any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws).  Unless otherwise inconsistent with the terms of this Agreement, all accounting terms shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Section 1.2. Other Defined Terms.  The following capitalized terms used in this Agreement have the meanings given such terms in the Indenture as of the date of this Agreement and are incorporated herein by reference:

Bond Registrar
Daily Rate
Paying Agent
Tender Agent
Weekly Rate

Article II
Letter of Credit

Section 2.1. Issuance of Letter of Credit.  Upon the terms, subject to the conditions and relying upon the representations and warranties set forth in this Agreement or incorporated herein by reference, the Issuing Bank agrees to issue the Letter of Credit.  The Letter of Credit shall be in the original stated amount of U.S. $20,263,014 (the “Original Stated Amount”), which is the sum of (i) the principal amount of Bonds outstanding on the Closing Date, plus (ii) interest thereon at the Cap Interest Rate for a period of forty (40) days.

Section 2.2. Letter of Credit Drawings; Participations.

(a) The Trustee is authorized to make drawings under the Letter of Credit in accordance with the terms thereof.  The Applicant hereby directs the Issuing Bank to make payments under the Letter of Credit in the manner therein provided.  The Applicant hereby irrevocably approves reductions and reinstatements of the Available Amount as provided in the Letter of Credit.

(b) By the issuance of the Letter of Credit and without any further action on the part of the Issuing Bank or the Banks, the Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from the Issuing Bank, a participation in the Letter of Credit equal to such Bank’s Applicable Percentage of the aggregate amount available to be drawn under the Letter of Credit.  In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Bank’s Applicable Percentage of (x) each Liquidity Drawing constituting a Liquidity Advance, (y) each LC Disbursement made by the Issuing Bank and not reimbursed by the Applicant on the date due as provided in Sections 2.3 or 2.4 and (z) any reimbursement payment required to be refunded to the Applicant for any reason.  Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of the Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of the Letter of Credit or the occurrence and continuance of an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 2.3. Reimbursement of Certain Liquidity Drawings Under the Letter of Credit; Liquidity Advances; Prepayment.

(a) If the conditions precedent contained in Section 3.2 hereof are satisfied at the time of payment by the Issuing Bank of a Liquidity Drawing, such Liquidity Drawing made under the Letter of Credit shall constitute an advance (“Liquidity Advance”) to the Applicant.  The Applicant promises to pay to the Administrative Agent for the account of the Issuing Bank and, to the extent a Bank made a payment pursuant to Section 2.5 hereof to reimburse the Issuing Bank, such Bank, the portion of each Liquidity Advance representing the interest component of the purchase price of the Bonds and the corresponding Bank Bonds prior to or immediately upon making by the Issuing Bank of each LC Disbursement in respect thereof at the times set forth in the Letter of Credit on the date of each such LC Disbursement.  The Applicant promises to pay to the Administrative Agent for the account of the Issuing Bank and, to the extent a Bank made a payment pursuant to Section 2.5 hereof to reimburse the Issuing Bank, such Bank, the portion of each Liquidity Advance representing the principal component of the purchase price of the Bonds and the corresponding Bank Bonds on the earliest of (i) the date on which any Bank Bonds are redeemed or cancelled pursuant to the Indenture, (ii) the date on which any Bank Bonds are remarketed pursuant to the Indenture, (iii) the date on which the Letter of Credit is replaced by a substitute letter of credit pursuant to the terms of the Indenture and the Loan Agreement, and (iv) the Termination Date.

(b) Each Liquidity Advance shall bear interest in accordance with and at a rate per annum as provided in clause (c) below.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to Section 2.5 hereof to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment.

(c) The Applicant promises to pay to the Administrative Agent for the account of the Issuing Bank on each Interest Payment Date in arrears, interest on the unpaid principal amount of each Liquidity Advance and the corresponding Bank Bonds (subject to the provisions of the Indenture), from the date such Liquidity Advance is made until it is paid in full as provided herein, at a rate per annum equal to the sum of (w) the Applicable Margin for ABR Advances and (x) the Alternate Base Rate, or, if the Applicant so elects in accordance with paragraph (d) of this Section, the sum of (y) the LIBO Rate, payable in arrears on the Interest Payment Dates, subject to Section 2.9 hereof and (z) the Applicable Margin for Eurodollar Advances; provided that interest accrued on and after the date of payment by any Bank pursuant to Section 2.5 hereof to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment.  Any Liquidity Advance and the corresponding Bank Bonds (subject to the provisions of the Indenture) not paid when due shall bear interest at the rate per annum specified in Section 2.10 hereof, as and to the extent applicable.

(d) Each Liquidity Advance initially shall be an ABR Advance.  Thereafter, the Applicant may, subject to Sections 2.10 and 2.15 hereof, elect to convert such Liquidity Advance into a Eurodollar Advance.  To request a conversion of an ABR Advance into a Eurodollar Advance, the Applicant shall notify the Administrative Agent of such request by telecopy not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed conversion.  Each such Interest Election Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Applicant.  Each such Interest Election Request shall specify the following information:

(i) the date of such conversion, which shall be a Business Day; and

(ii) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

Thereafter, the Applicant may elect to convert such Eurodollar Advance into an ABR Advance or, subject to Sections 2.10 and 2.15 hereof, continue such Eurodollar Advance and may elect Interest Periods therefor, all as provided in this Section 2.3(d).  To make such an election, the Applicant shall notify the Administrative Agent of such election by telecopy by the time specified in this Section 2.3(d) above.  Each such Interest Election Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Applicant.  Each written Interest Election Request shall specify the following information:

(i) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(ii) whether the resulting Liquidity Advance is to be an ABR Advance or a Eurodollar Advance; and

(iii) if the resulting Liquidity Advance is a Eurodollar Advance, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If no Interest Period is specified in any Interest Election Request, then the Applicant shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of an Interest Election Request in accordance with this Section 2.3(d), the Administrative Agent shall advise each Bank of the details thereof.  Notwithstanding any other provision of this Agreement, the Applicant shall not be entitled to request any Interest Period that would end after the Termination Date.  If the Applicant fails to deliver a timely Interest Election Request with respect to a Eurodollar Advance prior to the end of the Interest Period applicable thereto, then, unless such Liquidity Advance is repaid as provided herein, at the end of such Interest Period such Liquidity Advance shall be converted to an ABR Advance.

(e) Any Liquidity Advance and the corresponding Bank Bonds created pursuant to paragraph (a) above may be prepaid in whole or in part at any time on any Business Day, subject to prior notice in accordance with the provisions of this Section 2.3(e), without premium or penalty; provided that the Applicant shall be obligated to pay (i) the accrued interest payable pursuant to Section 2.3 in accordance with Section 2.8 and (ii) the break funding payments pursuant to Section 9.1(c), if any.  Upon any such prepayment, the Bank Bonds so prepaid shall cease to be Bank Bonds and the Applicant will so notify the Trustee.  Upon the resale of Bank Bonds acquired with the proceeds of one or more Liquidity Drawings, the Applicant shall prepay or cause the Trustee on behalf of the Applicant to prepay the then outstanding Liquidity Advances resulting from such Liquidity Drawings (in the order in which they were made) by paying to the Administrative Agent or to the Issuing Bank an amount equal to the sum of (i) the portion of the purchase price corresponding to the aggregate principal amount of the Bank Bonds being resold or to be resold plus (ii) the portion of the purchase price corresponding to the aggregate amount of accrued and unpaid interest on such Bank Bonds which was paid by such Liquidity Drawings and accrued interest thereon.  Such payments shall be applied in reimbursement of such Liquidity Drawings (as prepayment of Liquidity Advances resulting from such Liquidity Drawings in the manner described above), and the Applicant irrevocably authorizes the Issuing Bank to reinstate the Letter of Credit in accordance therewith.  The Applicant shall notify the Administrative Agent of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Advance, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Advance,  not later than 11:00 a.m., New York City time, on the date of prepayment; provided, however that in the case of a prepayment of Liquidity Advances from proceeds of resale of the related Bank Bonds, the Applicant or its designee shall deliver notice to the Administrative Agent, not later than 12:30 p.m. (New York City time) on the date of such proposed prepayment, which notice may be given by telephone (promptly verified in writing).  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Liquidity Advance or portion thereof to be prepaid.

(f) Upon the Administrative Agent’s receipt of any payment or prepayment of any Liquidity Advance, the amount of such Liquidity Advance shall be reduced by the amount of such payment or prepayment.

Section 2.4. Reimbursement of LC Disbursements Other Than Liquidity Drawings Creating Liquidity Advances Under the Letter of Credit.  The Applicant agrees to reimburse the Issuing Bank by making a payment to the Administrative Agent for the account of the Issuing Bank for the full amount of any LC Disbursement that does not constitute a Liquidity Advance pursuant to Section 2.3(a) prior to or immediately upon making by the Issuing Bank of each such LC Disbursement at the times set forth in the Letter of Credit on the date of each such LC Disbursement; provided that any moneys received from the Applicant in connection with any LC Disbursement shall be applied solely for the purpose of reimbursement of the related LC Disbursement.  If the Applicant does not reimburse such LC Disbursement in full on the date such LC Disbursement is made by the times provided for herein and such LC Disbursement does not constitute a Liquidity Advance pursuant to Section 2.3(a), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Applicant reimburses such LC Disbursement, at the Alternate Base Rate plus the rate per annum specified in Section 2.10 hereof.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to Section 2.5 to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment.

Section 2.5. Reimbursement by the Banks; Sharing of Set-off; Payments by Banks and Administrative Agent.

(a) If a Liquidity Drawing shall constitute a Liquidity Advance or if the Applicant fails to make payments due and payable pursuant to Sections 2.3 or 2.4 when due, the Administrative Agent shall immediately notify each Bank of the applicable LC Disbursement, the amount of such Liquidity Advance and/or the payment then due from the Applicant in respect thereof and such Bank’s Applicable Percentage thereof.  Following receipt of such notice, each Bank shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Applicant by no later than 3:00 p.m. on the same day, if such notice has been received by such Bank prior to 1:00 p.m., and by no later than 10:00 a.m. on the following Business Day, if such notice has been received by such Bank after 1:00 p.m., by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Banks, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Banks.  Promptly following receipt by the Administrative Agent of any payment from the Applicant pursuant to Sections 2.3 or 2.4, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Banks have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Banks and the Issuing Bank as their interests may appear.  Any payment made by a Bank pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not relieve the Applicant of its obligation to reimburse such LC Disbursement.

(b) If any Bank shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its participations in LC Disbursements resulting in such Bank receiving payment of a greater proportion of the aggregate amount of its participations in LC Disbursements and accrued interest thereon than the proportion received by any other Bank, then the Bank receiving such greater proportion shall purchase (for cash at face value) participations in the participations in LC Disbursements of other Banks to the extent necessary so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Applicant pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its participations in LC Disbursements to any assignee or participant, other than to the Applicant or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Applicant consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Applicant rights of set-off and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of the Applicant in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Applicant prior to the date on which any payment is due to the Administrative Agent for the account of the Banks hereunder that the Applicant will not make such payment, the Administrative Agent may assume that the Applicant has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due.  In such event, if the Applicant has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Prime Rate.

(d) If any Bank shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Bank to satisfy such Bank’s obligations hereunder until all such unsatisfied obligations are fully paid.

Section 2.6. Fees.  The Applicant hereby agrees to pay, or cause to be paid, to the Administrative Agent for its own account and for the account of each Bank, as applicable:

(a) quarterly in arrears on the last Business Day of each calendar quarter (commencing on the last Business Day of the calendar quarter in which the Letter of Credit is issued) and on the date on which the Commitments terminate, a non-refundable participation fee for the account of each Bank which shall equal on any such payment date the product of (i) the LC Fee Margin on such date and (ii) the Original Stated Amount multiplied by such Bank’s Applicable Percentage on such date;

(b) on the date of any extension of the Letter of Credit for the account of the Issuing Bank, an amendment fee, if any, in an amount mutually agreed upon between the Issuing Bank and the Applicant;

(c) on the date of any LC Disbursement, for the account of the Issuing Bank, a drawing fee in the amount of $250.00 or such other amount mutually agreed upon between the Issuing Bank and the Applicant; and

(d) on the date of any transfer of the Letter of Credit, for the account of the Issuing Bank, a transfer fee, if any, in an amount mutually agreed upon between the Issuing Bank and the Applicant.

Section 2.7. Payments; Etc.  All payments to be made by the Applicant under this Agreement for the account of the Issuing Bank relative to reimbursement of an LC Disbursement shall be made at the New York office of the Administrative Agent not later than 2:30 p.m., New York City time, on the date payments are required to be made pursuant to Section 2.4, and all other payments to be made by the Applicant under this Agreement shall be made at the New York office of the Administrative Agent not later than 2:00 p.m., New York City time, on the date when due and in either case shall be made in lawful money of the United States of America in freely transferable and immediately available funds.

  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

Section 2.8. Computation of Interest and Fees.  The ABR Advances shall bear interest at the Alternate Base Rate in accordance with Section 2.3(c).  The Eurodollar Advances shall bear interest at the LIBO Rate for the Interest Period in effect for such Liquidity Advance in accordance with Section 2.3(c).  All computations of interest and fees payable by the Applicant under this Agreement shall be made on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed.  The applicable Alternate Base Rate (including the components thereof) or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.9. Payment Due on Non-Business Day to Be Made on Next Business Day.  If any sum becomes payable pursuant to this Agreement on a day which is not a Business Day, the date for payment thereof shall be extended, without penalty, to the next succeeding Business Day, and such extended time shall be included in the computation of interest and fees.

Section 2.10. Rates Applicable After an Event of Default; Late Payments.

(a) If an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Banks, so notifies the Applicant (which notice may be revoked at the option of the Required Banks notwithstanding any provision of Section 9.9 hereof requiring unanimous consent of the Banks to changes in interest rates), then, so long as an Event of Default is continuing (i) no outstanding Liquidity Advance may be converted to or continued as a Eurodollar Advance and (ii) unless repaid, each Eurodollar Advance shall be converted to an ABR Advance at the end of the Interest Period applicable thereto; provided that, during the continuance of an Event of Default under Section 7.1(b), 7.1(f) or 7.1(g) (relating to the Applicant) and without any election or action on the part of the Administrative Agent or any Bank, (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at a rate per annum equal to the sum of (A) the rate otherwise applicable to such Interest Period plus (B) the Applicable Margin for Eurodollar Advances plus (C) 2.00% per annum and (ii) each ABR Advance shall bear interest at a rate per annum equal to the sum of (X) the Alternate Base Rate in effect from time to time plus (Y) the Applicable Margin for ABR Advances plus (Z) 2.00% per annum, provided that the Required Banks may, at their option, revoke such increase notwithstanding any provision of Section 9.9 hereof requiring unanimous consent of the Banks to changes in interest rates.

(b) The amount of any Obligation which is not paid when due shall bear interest until paid in full at a rate per annum equal to the sum of (x) the Alternate Base Rate from time to time in effect (without giving effect to any increase in rate per annum pursuant to clause (a) of this Section 2.10) plus (y) 2.00% per annum, payable on demand.

Section 2.11. Source of Funds.  All payments made by the Issuing Bank pursuant to the Letter of Credit shall be made from funds of the Issuing Bank, and not from the funds of any other Person.

Section 2.12. Extension of Stated Expiration Date.  At any time there shall remain no less than ninety (90) days to the then current Stated Expiration Date of the Letter of Credit, the Applicant may request the Banks, through the Administrative Agent, to extend the then current Stated Expiration Date for a period of one year.  If each of the Banks, in its sole discretion, elects to extend the Stated Expiration Date then in effect, they shall advise the Administrative Agent of such election, and the Administrative Agent shall, within thirty (30) days of receipt of such extension request, advise the Applicant and the Issuing Bank who will deliver to the Trustee a Notice of Extension Amendment in the form of Annex K to the Letter of Credit (herein referred to as a “Notice of Extension”) designating the date to which the Stated Expiration Date is being extended, it being understood and agreed that the failure of the Administrative Agent to notify the Issuing Bank of any decision within such 30-day period shall be deemed to be a rejection of such request and the Issuing Bank shall not incur any liability or responsibility whatsoever by reason of the Administrative Agent’s failure to notify such parties within such 30-day period.  The Administrative Agent’s consent to any such extension of the stated expiration date shall be conditioned upon the preparation, execution and delivery of documentation in form and substance satisfactory to the Administrative Agent, the Banks, and each of their respective counsel.  Such extension of the Stated Expiration Date shall be effective, after receipt of such notice, on the Business Day following the date of delivery of such Notice of Extension Amendment, and thereafter all references in this Agreement to the Stated Expiration Date shall be deemed to be references to the date designated as such in the most recent Notice of Extension Amendment delivered to the Trustee.  Any date to which the Stated Expiration Date has been extended in accordance with this Section 2.12 may be extended in like manner.

Section 2.13. Amendments upon Extension.  Upon any extension of the Stated Expiration Date pursuant to Section 2.12 of this Agreement, each of the Banks and the Applicant each reserves the right to renegotiate any provision hereof.

Section 2.14. Electronic Transmissions.  Each of the Issuing Bank and the Administrative Agent is authorized to accept and process any amendments, transfers, assignments of proceeds, Instructions, consents, waivers and all documents relating to the Letter of Credit which are sent to the Issuing Bank or the Administrative Agent, as applicable, by electronic transmission, including SWIFT, electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Applicant.  Each of the Issuing Bank and the Administrative Agent may, but shall not be obligated to, require authentication of such electronic transmission or that the Issuing Bank or the Administrative Agent, as applicable, receives original documents prior to acting on such electronic transmission.

Section 2.15. Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Advance:

(a) the Administrative Agent shall have determined in its reasonable and good faith judgment (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent shall have received notice from the Required Banks that the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the actual cost to such Banks of making or maintaining their participations included in such Liquidity Advance for such Interest Period; or

(c) the Administrative Agent shall have received notice from any Bank that the introduction of or any change in or in the interpretation of any Requirement of Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful after the date hereof, for any Bank or its Eurodollar Lending Office to make, fund or maintain Eurodollar Advances hereunder;

then the Administrative Agent shall give notice thereof to the Applicant and the Banks by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Applicant and the Banks that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Liquidity Advance to, or continuation of any Liquidity Advance as, a Eurodollar Advance shall be ineffective and any such Eurodollar Advance shall be converted into an ABR Advance on the last day of the then current Interest Period applicable thereto or, if required by applicable law, immediately upon such demand.

Section 2.16. Defaulting Banks.  Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) the Applicant shall not be required to pay any participation fees to such Defaulting Bank pursuant to Section 2.6 with respect to such Defaulting Bank’s Commitment; provided that if such Defaulting Bank’s Commitment is not cash collateralized pursuant to Section 2.16(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Bank hereunder, the participation fee payable under Section 2.6 with respect to such Defaulting Bank’s Commitment shall be payable to the Issuing Bank until such Commitment is cash collateralized pursuant to Section 2.15(c).  For the avoidance of doubt, it is being understood that, the interest payable by the Applicant pursuant to Section 2.3 or Section 2.4 on LC Disbursements and Liquidity Advances shall continue to be payable to the applicable Banks, including the Defaulting Bank, to the extent the Defaulting Bank has funded its share of any such LC Disbursement or Liquidity Advance and would be entitled to such interest had it not become a Defaulting Bank;

(b) the Commitment of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.9), other than any waiver, amendment or modification requiring the consent of all Banks or of each affected Bank;

(c) the Applicant shall, within one Business Day following written notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this Section 2.16, deposit in an account established by the Applicant with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Banks (the “Defaulting Bank Collateral Account”), an amount in cash which is, to the extent allowed by law, free and clear of all rights and claims of third parties equal to such Defaulting Bank’s Commitment for so long as such Commitment is outstanding; provided that (i) if at any time the Administrative Agent determines that the amount on deposit in the Defaulting Bank Collateral Account shall be less than such Defaulting Bank’s Commitment, the Administrative Agent may make demand on the Applicant to pay, and the Applicant will, within one Business Day after written notice from the Administrative Agent making such demand, pay to the Administrative Agent an amount equal to such deficiency, which funds shall be deposited in the Defaulting Bank Collateral Account, (ii) the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Defaulting Bank Collateral Account, (iii) other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest and, subject to the provisions of this clause (c), interest or profits, if any, on such investments shall accumulate in such account, (iv) amounts held in the Defaulting Bank Collateral Account will be paid to the Issuing Bank from time to time as necessary to pay amounts owing to the Issuing Bank by the Defaulting Bank pursuant to Sections 2.2 and 2.5 hereof, (v) if the Applicant is required to provide an amount of cash collateral under this clause (c), such amount (to the extent not applied as aforesaid) shall be returned to the Applicant within three Business Days after a Defaulting Bank has been determined in accordance with the terms of this Section 2.16 to no longer be a Defaulting Bank or such Defaulting Bank has been replaced in accordance with Section 2.17 and (vi) amounts in such Defaulting Bank Collateral Account shall be repaid to the Applicant to the extent not required as collateral from time to time pursuant to the provisions of this clause (c);

(d) to the extent the Administrative Agent receives any payments or other amounts for the account of a Defaulting Bank, such Defaulting Bank shall be deemed to have requested that the Administrative Agent use such payment or other amount to fulfill such Defaulting Bank’s previously unsatisfied obligations to fund a Liquidity Advance or any other unfunded payment obligation of such Defaulting Bank under Sections 2.2, 2.5 or 9.3(b) hereof; and

(e) for the avoidance of doubt, the Applicant shall retain and reserve its other rights and remedies respecting each Defaulting Bank.

In the event that the Administrative Agent, the Applicant and the Issuing Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then this Section 2.16 shall no longer apply in respect of such rehabilitated Defaulting Bank.

Section 2.17. Replacement of Bank.  If (x) the Applicant is required pursuant to Section 9.1(a) or 9.1(b) to make any additional payment to any Bank or if any Bank’s obligation to continue, or to convert Liquidity Advances into, Eurodollar Advances shall be suspended pursuant to Section 2.15 (any Bank so affected an “Affected Bank”) or (y) any Bank becomes a Defaulting Bank, the Applicant may elect to replace the Commitment and participations in the Letter of Credit of such Affected Bank or Defaulting Bank, as applicable, provided that no Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Applicant and the Administrative Agent shall agree, as of such date, to purchase for cash (to the extent of the principal amount of such Affected Bank’s or Defaulting Bank’s, as applicable, Liquidity Advances and accrued interest and fees and other reimbursable amounts then due and payable) and otherwise assume the Commitment and participation in the Letter of Credit of, and other Obligations then due to, such Affected Bank or Defaulting Bank, as applicable, pursuant to an Assignment and Assumption and to become a Bank for all purposes under this Agreement and to assume all obligations of such Affected Bank or Defaulting Bank, as applicable, to be replaced as of such date and to comply with the requirements of Section 9.7 applicable to assignments, (ii) the Applicant shall pay to such Affected Bank or Defaulting Bank, as applicable, in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Bank or Defaulting Bank, as applicable, by the Applicant hereunder to and including the date of replacement, including without limitation payments due to such Affected Bank or Defaulting Bank, as applicable, under Sections 9.1(a) and 9.1(b), and (B) an amount, if any, equal to the payment which would have been due to such Bank on the day of such replacement under Section 9.1(c) had the Eurodollar Advances of such Affected Bank or Defaulting Bank, as applicable, been prepaid on such date rather than sold to the replacement Bank, in each case to the extent not paid by the purchasing Bank, and (iii) concurrently with the effectiveness of such replacement, such Affected Bank or Defaulting Bank, as applicable, shall be released with respect to its Commitment, such Commitment shall be terminated, and Liquidity Advances assigned by such Affected Bank or Defaulting Bank, as applicable, and shall cease to be a Bank hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement which survive payment of the Obligations and termination of the Agreement.

Article III
Conditions Precedent

Section 3.1. Conditions Precedent to Issuance of Letter of Credit.  The obligation of the Issuing Bank to issue the Letter of Credit shall not become effective until the date on which each of the following conditions is satisfied:

(a) the Administrative Agent and the Banks shall have received from the Applicant, each of the following, in form and substance satisfactory to the Administrative Agent and its counsel, Sidley Austin LLP (hereinafter, “Agent’s Counsel”):

(i)           a written opinion or opinions of counsel to the Applicant and the Guarantor dated the Closing Date and addressed to the Administrative Agent, the Issuing Bank and the Banks;

(ii) the written opinion of GrayRobinson, P.A., bond counsel, dated the Closing Date and addressed to the Administrative Agent, the Issuing Bank and the Banks;

(iii) the written opinion of counsel to the Trustee, dated the Closing Date and addressed to the Administrative Agent, the Issuing Bank and the Banks;

(iv) a certificate signed by a Responsible Officer of each of the Applicant and the Guarantor, dated the Closing Date and stating that:

(1) the representations and warranties contained in Article IV of this Agreement are true and correct in all material respects (except for such representations and warranties which are already subject to materiality or Material Adverse Effect qualifiers, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date as though made on such date; and

(2) no Event of Default or Default has occurred and is continuing, or would result from the issuance of the Letter of Credit or the execution, delivery or performance of this Agreement or any Related Document to which the Applicant is a party;

(v) evidence of the due authorization, execution and delivery by the parties thereto of the Related Documents;

(vi) certified copies of the articles of incorporation and by-laws of each of the Applicant and the Guarantor;

(vii) a good standing certificate of (x) the Applicant certified by the Secretary of State of the state of New Jersey and (y) the Guarantor certified by the Secretary of State of the state of Georgia;

(viii) a copy of resolutions of the board of directors or similar governing body of each of the Applicant and the Guarantor and all other necessary corporate approvals, if any, certified as of the Closing Date by the Secretary or Assistant Secretary of the Applicant or Guarantor, as applicable, authorizing, among other things, the execution, delivery and performance by the Applicant or the Guarantor, as applicable, of the Related Documents to which it is a party, and the issuance of the Letter of Credit for the account of the Applicant;

(ix) true and correct copies of all Governmental Approvals and other third-party approvals, if any, necessary for each of the Applicant and the Guarantor to execute, deliver and perform the Related Documents to which it is a party and to authorize the Applicant to obtain the issuance of the Letter of Credit (which Governmental Approvals and other approvals shall be in full force and effect as of the Closing Date);

(x) evidence that each of the Applicant and the Guarantor has received all consents and other approvals from creditors, if any, necessary for the it to execute, deliver and perform the Related Documents to which it is a party and to authorize the Applicant to obtain the issuance of the Letter of Credit and that all such approvals are in full force and effect as of the Closing Date;

(xi) a certificate of the Secretary or Assistant Secretary of each of the Applicant and the Guarantor certifying the names and true signatures of the officers of the Applicant or the Guarantor, as applicable, authorized to sign the Related Documents to which the it is a party;

(xii) certified copies of documents evidencing all necessary action taken by the Issuer to authorize the execution and delivery of the Related Documents to which it is a party;

(xiii) evidence that the Issuer shall have duly executed, issued and delivered the Bonds to the Trustee and the Bond Registrar shall have duly authenticated the Bonds and delivered the Bonds against payment;

(xiv) executed copies of this Agreement and each of the Related Documents (other than the Letter of Credit and the Bonds) and such other documents, certificates and opinions as the Administrative Agent or Agent’s Counsel may reasonably request;

(xv) written evidence satisfactory to the Administrative Agent that a new and separate CUSIP number has been obtained and reserved from S&P’s CUSIP Service Bureau, a division of The McGraw-Hill Companies, Inc., for the Bank Bonds; and

(xvi) evidence of the termination of the insurance policies;

(b) no law, regulation, ruling or other action of the United States or the State of New York or any political subdivision or authority therein or thereof shall be in effect or shall have occurred, the effect of which would be to prevent any Bank from fulfilling its obligations under this Agreement or the Letter of Credit;

(c) all legal requirements provided herein incident to the execution, delivery and performance of the Related Documents and the transactions contemplated thereby, shall be reasonably satisfactory to the Administrative Agent and Agent’s Counsel; and

(d) the Administrative Agent shall have received all fees due and payable to the Banks and the Issuing Bank by the Applicant pursuant to Section 2.6 and pursuant to the Fee Letter and all other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Applicant hereunder.

Section 3.2. Conditions Precedent to Liquidity Advances.  Following any LC Disbursement constituting a Liquidity Drawing, a Liquidity Advance shall be made available to the Applicant only if on the date of payment of such Liquidity Drawing by the Issuing Bank the following statements shall be true and correct:

(a) the representations and warranties of each Credit Party contained in Article IV of this Agreement (other than the representations and warranties contained in Sections 4.5, 4.6(ii) and 4.11) are true and correct in all material respects (except for such representations and warranties which are already subject to a materiality or Material Adverse Effect qualifier, which representations and warranties shall be true and correct in all respects) on and as of the date of such payment as though made on and as of such date; and

(b) no event has occurred and is continuing, or would result from such payment, which constitutes a Default or Event of Default.

Unless the Applicant or the Guarantor shall have previously advised the Administrative Agent in writing that one or both of the above statements is no longer true, the Applicant and the Guarantor shall be deemed to have represented and warranted on the date of such payment that both of the above statements are true and correct.

Article IV
Representations and Warranties

To induce the Administrative Agent, the Issuing Bank, and the Banks to enter into this Agreement and to issue or participate in the Letter of Credit, each of the Credit Parties hereby jointly and severally represents and warrants to the Administrative Agent, the Issuing Bank, and each Bank that:

Section 4.1. Financial Condition.  The audited consolidated balance sheets of the Guarantor as at December 31, ~~2009,~~2011, and the related consolidated statements of income, retained earnings and cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, fairly present in all material respects the consolidated financial condition of the Guarantor as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.  The unaudited consolidated balance sheet of the Guarantor as at ~~June 30, 2010,~~March 31, 2012, and the related unaudited consolidated statements of income, retained earnings and cash flows for the ~~six~~three-month period ended on such date, fairly present in all material respects the consolidated financial condition of the Guarantor as at such date, and the consolidated results of its operations and its consolidated cash flows for the ~~six~~three-month period then ended (subject to normal year end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein) except, in the case of unaudited financial statements, the absence of footnotes and subject to normal year end audit adjustments.

Section 4.2. No Change.  Since December 31, ~~2009,~~2011, no event or condition has occurred or changed that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.3. Existence; Compliance with Law.  Each Credit Party and other Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization except, in the case of any Subsidiary which is not a Material Subsidiary, to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except, in the case of any Subsidiary which is not a Material Subsidiary, to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that such non-compliance, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.4. Power; Authorization; Enforceable Obligations.  Each Credit Party has the corporate power and authority, and the legal right, to make, deliver and perform the Credit Documents and the other Related Documents to which it is a party and, in the case of the Applicant, to obtain extensions of credit hereunder.  Each Credit Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Credit Documents and the other Related Documents to which it is a party and, in the case of the Applicant, to authorize the Extensions of Credit on the terms and conditions of this Agreement.  No authorization or approval of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Credit Documents and the other Related Documents, other than any such consents, authorizations, filings and notices which have been obtained or made and are in full force and effect.  Each Credit Document and each other Operative Document has been duly executed and delivered on behalf of each Credit Party party thereto.  This Agreement constitutes, and each other Credit Document and the other Related Documents upon execution will constitute, a legal, valid and binding obligation of each Credit Party party thereto, enforceable against each such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.5. No Legal Bar.  The execution, delivery and performance of this Agreement and the other Credit Documents and the other Related Documents, the issuance of Letter of Credit, the Extensions of Credit hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any material Contractual Obligation (including, without limitation, the Revolving Credit Agreement) of either Credit Party or their respective Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.  ~~No Requirement of Law or Contractual Obligation applicable to either Credit Party or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.~~

Section 4.6. Litigation.  No litigation, arbitration or administrative proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of either Credit Party, threatened (i) against either Credit Party or any of their respective Subsidiaries to restrain the entry by either Credit Party into, the enforcement of or exercise of any rights by the Banks, the Issuing Bank, or the Administrative Agent under, or the performance or compliance by either Credit Party with any obligations under, this Agreement or the other Credit Documents or other Related Documents, or (ii) against either Credit Party or any of their Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.7. No Default.  No Default or Event of Default has occurred and is continuing.

Section 4.8. Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property which is material to the operation of such Group Member’s business, and good title to, or a valid leasehold interest in, all its other property which is material to the operation of such Group Member’s business~~, and~~ (except where the failure to have such title, a valid leasehold interest or other enforceable interest is not reasonably likely to have a Material Adverse Effect), and, in the case of any Credit Party, none of such property is subject to any Lien except as permitted by Section 6.2.

Section 4.9. Intellectual Property.  ~~(i) Each~~Except as, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does either Credit Party know of any valid basis for any such claim and (iii) the use of Intellectual Property which is material to the operation of each Group Member’s business does not infringe on the rights of any Person in any material respect.

Section 4.10. Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all ~~taxes~~Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other ~~taxes~~Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed (except as permitted under Section 6.2(c)), and, to the knowledge of the Credit Parties, no claim is being asserted, with respect to any such ~~tax~~Tax, fee or other charge (other than any such tax, fee or charge, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member).

Section 4.11. Federal Regulations.  No part of the proceeds of any Extensions of Credit hereunder will be used in any manner which violates Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board.  If requested by any Bank, the Issuing Bank, or the Administrative Agent, the Applicant will furnish to the Administrative Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.  After application of the proceeds of all Extensions of Credit hereunder, less than 25% of the assets of the Credit Parties and their Subsidiaries consist of “margin stock” (as defined in Regulation U).

Section 4.12. ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and, to the knowledge and belief of the Credit Parties, each Plan has complied in all material respects with the applicable provisions of ERISA and the Code except where non-compliance, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect.  Neither Credit Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability or loss under ERISA, and neither Credit Party nor any Commonly Controlled Entity would become subject to any liability or loss under ERISA if such Credit Party or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, in any case where, either singly or in the aggregate, the aggregate amount of loss or liability could not reasonably be expected to have a Material Adverse Effect.

Section 4.13. Investment Company Act; Other Regulations.  No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Credit Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to obtain Extensions of Credit under this Agreement.

Section 4.14. Subsidiaries.  As of the Closing Date~~,~~ (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary of each of Guarantor and the Applicant and, as to each such Subsidiary~~,~~ and the percentage of each class of Capital Stock owned by any Credit Party ~~and whether such Subsidiary is then a Restricted Subsidiary or Unrestricted Subsidiary~~ and (b) except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock performance grants granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Applicant or any of Guarantor’s or the Applicant’s respective Subsidiaries, except as created by the Credit Documents.

Section 4.15. Use of Extensions of Credit.  The Letter of Credit and other Extensions of Credit pursuant to this Agreement shall be used solely to support the Applicant’s payment obligations in respect of the Bonds.

Section 4.16. Environmental Matters.  Except (i) as may be disclosed on Schedule 4.16, or (ii) as, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by either Credit Party or their respective Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) neither the Credit Parties nor any of their respective Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any of them (the “Business”), nor does either of the Credit Parties have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of either Credit Party, threatened, under any Environmental Law to which either Credit Party or their respective Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

~~Section 4.17. Accuracy of Information, etc.~~Full Disclosure.  ~~No statement or information contained in this Agreement, any other Credit Document or other Operative Document, or any other document, certificate or written statement furnished by any Credit Party or other statement made or furnished by a Responsible Officer of any Credit Party, in each case to the Administrative Agent, the Issuing Bank, or the Banks, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Credit Documents or other Related Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  There is no fact known to either Credit Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Credit Documents or other Related Documents, or in any other documents, certificates and statements furnished to the Administrative Agent, the Issuing Bank and the Banks for use in connection with the transactions contemplated hereby and by the other Credit Documents.~~All factual information heretofore or contemporaneously furnished by or on behalf of the Credit Parties in writing to the Administrative Agent or the Banks for purposes of or in connection with this Agreement or any transaction contemplated hereby is, when taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Banks, and such information, when taken as a whole, is not incomplete by omitting to state any material fact necessary to make such information not misleading.  All other such factual information hereafter furnished by or on behalf of the Credit Parties will be, when taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified, and such information, when taken as a whole, shall not be incomplete by omitting to state any material fact necessary to make such information not misleading.

Section 4.18. Solvency.  Each Credit Party is, and after giving effect to the incurrence of all Obligations being incurred in connection herewith, will be and will continue to be, Solvent.

Section 4.19. Status of Obligations.  The respective obligations of the Credit Parties in respect of the Reimbursement Obligations and all other Obligations under this Agreement, respectively, constitute senior, unsubordinated, unsecured, direct obligations of such Credit Parties and rank pari passu with such Credit Parties’ other senior, unsubordinated, unsecured obligations.

Section 4.20. OFAC.  No Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

Section 4.21. USA Patriot Act.  Each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No Extensions of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.22. Official Statements, Remarketing Memoranda or Others Offering Documents.  The information relating to the Bonds, the other Related Documents, the Applicant, the Guarantor and the other Group Members and their properties contained in any Official Statement, supplement to an Official Statement, Remarketing Memorandum or other offering documents used in connection with the conversion of the interest rate on the Bonds and subsequent remarketing of the Bonds is, and any supplement or amendment thereof authorized by the Applicant or the Guarantor shall be, accurate in all material respects for the purposes for which its use is, was, or shall be, authorized; and such information does not, and any such supplements or amendments thereof shall not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they are or were made, not misleading.

Section 4.23. Indenture and Supplemental Indentures.  To the best of such Credit Party’s knowledge, the Indenture and the Supplemental Indentures are in full force and effect.  To the best of such Credit Party’s knowledge, no provision of either Supplemental Indenture is in violation or contravention of any provision of the Indenture (except as consented to by the Bondholders for the Bonds, as required by the Indenture) or would constitute a “Default” or “Event of Default” (as such terms are defined in the Indenture) under the Indenture.

Section 4.24. Loan Agreement.  The representations and warranties made by the Applicant as set forth in the Loan Agreement, all of which are incorporated in this Agreement by this reference with the same effect as though set forth in full herein, are true and correct as of the date of this Agreement and as of the Date of Issuance of the Letter of Credit.

All representations and warranties made under this Agreement shall be made and shall be true at and as of (a) the date hereof, (b) the Closing Date, and (c) the time of each LC Disbursement, except that any representation and warranty specifically referring to the date hereof or any other specified date shall, when deemed made at a later time pursuant to this Article IV, be required to be true only as of the date hereof or such other specified date, as the case may be.

All representations and warranties made by each of the Applicant and Guarantor in this Agreement, and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, shall (i) be considered to have been relied upon by the Administrative Agent, the Issuing Bank and the Banks, (ii) survive the issuance of the Letter of Credit regardless of any investigation made by, or on behalf of, any Bank, and (iii) continue in full force and effect as long as the Letter of Credit shall remain outstanding or any amounts drawn under the Letter of Credit or any Obligations remain outstanding under this Agreement.

Article V
Affirmative Covenants

Each Credit Party hereby jointly and severally agrees that, so long as any Commitments remain in effect, the Letter of Credit remains outstanding or other amount is owing to any Bank, the Issuing Bank, or the Administrative Agent hereunder, each Credit Party shall and shall cause each other Credit Party to:

Section 5.1. Financial Statements.  Furnish to the Administrative Agent for delivery to the Banks:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Guarantor, a copy of the audited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries ~~and a copy of the separate unaudited balance sheet (or, if audited financial statements are otherwise prepared or required to be prepared for such Unrestricted Subsidiary, audited balance sheet) of each Unrestricted Subsidiary, in each case~~ as at the end of such year and the related audited ~~(or, in the case of any Unrestricted Subsidiary for which audited statements are not required by this Section 5.1(a), unaudited)~~ consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on for such fiscal year without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by the Guarantor’s independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Guarantor (other than the last fiscal quarter of each fiscal year), a copy of the unaudited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries~~, and a copy of the separate unaudited consolidated balance sheet of each Unrestricted Subsidiary, in each case~~ as at the end of such quarter and the related unaudited statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and, in the case of quarterly financial statements, except for the omission of footnotes ~~in the quarterly financial statements~~and subject to normal year-end audit adjustments).

Section 5.2. Certificates; Other Information.  Furnish to the Administrative Agent for delivery to the Banks (or, in the case of clause (d), to the relevant Bank):

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Credit Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Credit Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Guarantor, as the case may be;

(b) (i) prompt notice to the Administrative Agent of any failure by the Guarantor or the Applicant to file with the SEC any annual report on Form 10-K or quarterly report on Form 10-Q on or before the date such report is required to be filed pursuant to SEC regulations, and (ii) within five days after the same is filed, notice to the Administrative Agent of the filing of any such annual report on Form 10-K or quarterly report on Form 10-Q that had not previously been filed by the Guarantor or the Applicant as described in the preceding clause (i), and the availability to the Banks of such filing through electronic access;

(c) within five days after the same is filed, notice to the Administrative Agent of the filing by the Guarantor or the Applicant with the SEC of any proxy statement, and the availability to the Banks of such filing through electronic access~~;~~

~~(d)           at least three (3) Business Days prior to the consummation of the Nicor Merger (or at such other time as the Administrative Agent may agree), a certificate of a Responsible Officer in form reasonably satisfactory to the Administrative Agent supplementing or reaffirming, as the case may be, the information set forth on Schedule 6.2(j), it being understood that any modification to such Schedule may not be deemed or construed to amend such Schedule in any respect unless such modification is satisfactory to the Administrative Agent in its reasonable discretion~~; and

(d)            ~~(e)~~ promptly, such additional financial and other information as any Bank may from time to time reasonably request.

Section 5.3. Payment of ~~Obligations~~Taxes.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Federal, state and other material ~~taxes and other material obligations of whatever nature~~Taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

Section 5.4. Maintenance of Existence; Compliance.  (a) (i) Preserve, renew and keep in full force and effect its organizational existence except, in the case of any Subsidiary which is not a Material Subsidiary, to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5. Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to maintain such property would not reasonably be expected to have a Material Adverse Effect and (b) maintain insurance (either with financially sound insurance companies or through self-insurance) on all its property in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

Section 5.6. Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in respect of the Guarantor, the Applicant, and their respective Subsidiaries in which full, true and correct entries (in all material respects when taken as a whole) in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to their business and activities and (b) for purposes of confirming compliance with the Credit Documents or after the occurrence and during the continuance of an Event of Default, upon reasonable notice from the Administrative Agent or the Required Banks, the Credit Parties will, permit ~~representatives of the Administrative Agent or any Bank~~the Banks (and such Persons as any Bank may designate) during normal business hours to visit and inspect, under the Credit Parties’ guidance, any of ~~its~~the properties ~~and~~of the Group Members, to examine ~~and make abstracts from any~~all of ~~its books and records during normal business hours and, if no Event of Default has occurred and is continuing, upon reasonable notice and as often as may reasonably be desired~~their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective ~~businesses, operations, properties and financial and other condition~~affairs, finances and accounts with their respective officers ~~and~~, employees and with their independent ~~certified public accountants; provided, that unless an~~public accountants (and by this provision the Credit Parties authorize such accountants to discuss with the Banks (and such Persons as any Bank may designate) the finances and affairs of the Group Members) all at such reasonable times and as often as may be reasonably requested; provided, however, that except upon the occurrence and during the continuation of any Default or Event of Default, not more than one such visit and inspection may be conducted in any twelve month period.  Prior to the occurrence of an Event of Default, the Credit Parties shall only be required to pay the costs and expenses of professionals retained by the Administrative Agent in connection with any such visit or inspection.  So long as no Event of Default has occurred and is continuing, the Credit Parties shall be obligated to pay all reasonable costs and expenses incurred by the Administrative Agent and the Banks ~~shall use their reasonable efforts to coordinate any such visits or inspections so as to minimize disruption of the conduct of their respective businesses, as applicable~~in connection with such visitations and inspections no more than once annually.  The Credit Parties shall receive advance notice of any proposed discussion with such accountants and shall have the right to participate therein.

Section 5.7. Notices.  Promptly, and in any event within three (3) Business Days after any Responsible Officer of the Applicant or the Guarantor ~~knows or~~ has ~~reason to know~~knowledge of the same, give notice to the Administrative Agent and each Bank of:

(a) the occurrence of any Default or Event of Default;

(b) the following events, at such time as a Responsible Officer has knowledge thereof; any (i) default or event of default under any material Contractual Obligation of any of the Guarantor, the Applicant, or their respective Subsidiaries or (ii) litigation or governmental proceeding that may exist at any time between any of the Guarantor, the Applicant, or their respective Subsidiaries and any Governmental Authority, and (iii) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or the institution of proceedings or the taking of any other action by the PBGC or the Guarantor, the Applicant or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, that in any of the foregoing cases (i) through (iii) singly or in the aggregate, could reasonably be expected to result in liabilities, losses or claims to the Group Members in an aggregate amount in excess of $100,000,000; and

(c) any adverse change in or downgrade of, or withdrawal or suspension of, the Senior Debt Ratings of which the Guarantor or the Applicant has received written notification or of which the Guarantor or the Applicant becomes aware of the public announcement thereof.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

Section 5.8. Environmental Laws.

(a) Comply in all material respects with, and contractually require compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and contractually require that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in a timely manner in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

Section 5.9. Maintenance of Ownership.  In the case of the Guarantor, own 100% of the Capital Stock of the ~~Atlanta Gas Light Company, Virginia Natural Gas, Inc., AGL Capital Corporation, the Applicant and after the Nicor Merger, Northern Illinois Gas Company~~Applicant and each of the Material Subsidiaries.

Section 5.10. Certain Obligations.  Use its reasonable best efforts to cause each of the Tender Agent and the Remarketing Agent at all times to comply with the terms of the Related Documents to which it is a party.

Section 5.11. Loan Agreement.  Timely perform and observe all covenants and requirements of the Applicant as set forth in the Loan Agreement, all of which are incorporated in this Agreement by this reference with the same effect as though set forth in full herein.

Section 5.12. CUSIP.  In connection with any purchase of any Bank Bonds pursuant to the terms of the Indenture or of the other Related Documents with the proceeds of any draw under the Letter of Credit, the Applicant shall cause, instruct and direct the Remarketing Agent to have a CUSIP assigned to any such Bank Bonds within one (1) Business Day of any such purchase (such CUSIP number to be distinct from the CUSIP assigned to the Bonds).

Section 5.13. OFAC, PATRIOT Act Compliance.  Each Credit Party will, and will cause each other Group Member to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Bank in order to assist the Administrative Agent and the Banks in maintaining compliance with the PATRIOT Act.

Article VI
Negative Covenants

Each Credit Party hereby jointly and severally agrees that, during the term of this Agreement, and so long as the Commitment of any Bank shall remain in effect, the Letter of Credit remains outstanding, or other amount is owing to any Bank or the Administrative Agent hereunder, each Credit Party shall not, and shall not permit any of the other Group Members to, directly or indirectly:

Section 6.1. Financial Condition Covenant.  Permit the ratio of Consolidated Total Debt to Total Capitalization to be greater than 0.70:1.00 as of the end of any fiscal month of the Guarantor (as determined by the Guarantor based on its internal fiscal month-end consolidated balance sheet prepared not later than ten (10) days following the end of such fiscal month) or at the end of any fiscal quarter of the Guarantor (as reflected on the consolidated financial statements delivered to the Banks pursuant to Section 5.1).  For purposes of the foregoing, to the extent Consolidated Total Debt includes outstanding amounts under Hybrid Securities, then a portion of the amount of such Hybrid Securities not to exceed a total of 15% of Total Capitalization may be excluded from Consolidated Total Debt.

Section 6.2. Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Mechanics’, warehousemen’s, landlord’s, materialmen’s, carriers’, and other similar Liens arising in the ordinary course of business that are not overdue for a period longer than 30 days or that are being contested in good faith by appropriate proceedings;

(b) Pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation;

(c) Liens for ~~taxes~~Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the consolidated books of the Guarantor in conformity with GAAP;

(d) Liens in respect of judgments or awards pending appeal (other than judgments or awards not constituting an Event of Default under Section 7.1(i)) so long as execution is not levied thereunder, and Liens in favor of plaintiff or defendant in any action before a court or a tribunal as security for costs or expenses where such action is being prosecuted or defended in the bona fide interest of the Guarantor or any other Group Member;

(e) Liens on deposits to secure, or any Lien otherwise securing, the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) Liens on any fixed or capital assets to secure the purchase of or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing capital lease obligations); provided, that (i) such Lien secures Indebtedness which on the date incurred and after giving pro forma effect thereto is permitted under Section 6.1, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset of any Group Member; and (iv) the Indebtedness secured by such Lien does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(g) Liens (x) outstanding on or over any Assets acquired after the Closing Date, (y) in existence at the date of such acquisition and not created in contemplation thereof, and (z) where the principal amount secured thereby is not increased over the amount so secured and outstanding at the time of such acquisition (other than in the case of Liens for a fluctuating balance facility, by way of utilization of that facility within the limits applicable thereto at the time of acquisition);

(h) Liens constituted by a right of set off, or rights over a margin call account, or any form of cash collateral, or any similar arrangement, in any such case for obligations incurred in respect of any Hedge Agreements, as renewed or extended upon the renewal or extension or refinancing or replacement of the obligations secured thereby;

(i) Liens existing on the Closing Date and set forth on Schedule 6.2(i) as renewed, extended, refinanced or replaced, provided that such renewal, extension, refinancing, or replacement does not cover any other Assets or increase the obligations secured thereby;

~~(j) (1) Liens on the property of Nicor and its Subsidiaries existing at the time the Nicor Merger is consummated and not incurred in contemplation of the Nicor Merger (but in the case of Liens securing Indebtedness for borrowed money, only to the extent set forth on Schedule 6.2(j) as such Schedule may be supplemented pursuant to Section 5.2(d) hereof), provided that such Liens do not extend to or cover any assets or property of the Guarantor or any of its Subsidiaries (other than Nicor and its Subsidiaries existing at the time the Nicor Merger is consummated) and (2) other~~ Liens on the property of a Person existing at the time such Person is merged or consolidated with Guarantor or any other Group Member and not incurred in contemplation with such merger or consolidation ~~(for the avoidance of doubt, not including any Liens described in the foregoing clause (1)); and~~;

(k)            Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which do not materially impair their use in the operation of the business of the Applicant or any Material Subsidiary;

(l)            Liens with respect to any surplus asset leased by the Applicant or any Material Subsidiary;

(m)            Liens on any property owned by a Person other than any Credit Party or any Material Subsidiary if a Credit Party or a Material Subsidiary holds only leasehold interests or easements, rights-of-way, licenses or similar rights of use or occupancy with respect to such property; and

(n)            ~~(k)~~ Liens created or outstanding on Assets of Guarantor or other Group Members, provided that the aggregate outstanding principal, capital and nominal amounts secured by all Liens created or outstanding as permitted under clauses (f), (g), (h), (i) and (j)(2) above and this clause (~~k~~n) shall not at any time exceed 15% of Consolidated Net Worth.

Section 6.3. Fundamental Changes.  Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that so long as no Default or Event of Default has occurred and is continuing or would result therefrom:

(a) any entity may be merged or consolidated with or into the Guarantor (provided that the Guarantor shall be the continuing or surviving corporation) or any ~~other Restricted~~ Subsidiary of the Guarantor (provided that ~~such Restricted Subsidiary shall be~~ the continuing or surviving corporation shall be a Subsidiary of the Guarantor unless constituting a Disposition permitted by Section 6.4); and

(b) any ~~Restricted~~ Subsidiary of the Guarantor may Dispose of any or all of its Assets (i) to the Guarantor or any other ~~Restricted~~ Subsidiary of the Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.4 and may thereafter liquidate, wind up or dissolve.

Section 6.4. Disposition of Property.  Dispose of any of its Assets, whether now owned or hereafter acquired, or, in the case of the Guarantor or any of its ~~Restricted~~ Subsidiaries, issue or sell any shares of such ~~Restricted~~ Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions in the ordinary course of business of obsolete or worn out property or property no longer used or useful;

(b) sales of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 6.3(b)(i);

(d) sales or issuances of any ~~Restricted~~ Subsidiary’s Capital Stock to the Guarantor or to any ~~Restricted~~ Subsidiary of the Guarantor; and

(e) the Disposition of other Assets, the aggregate net book value of which, when combined with all such other Assets sold, leased, transferred or otherwise disposed of since ~~June 30, 2010,~~March 31, 2012, would not exceed 20% of the Guarantor’s consolidated Assets at the end of the preceding fiscal quarter (including the fourth fiscal quarter) of the Guarantor for which financial statements have most recently been delivered to the Administrative Agent pursuant to Section 5.1.

Section 6.5. Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any ~~Restricted~~ Subsidiary may make Restricted Payments to the Guarantor or to any ~~Restricted~~ Subsidiary of the Guarantor or to any third-party investors in any ~~Restricted~~ Subsidiary of the Guarantor;

(b) so long as no Event of Default shall have occurred and be continuing or result therefrom, the Guarantor may (i) pay dividends on shares of its Capital Stock (provided that Guarantor may pay dividends on shares of its Capital Stock within 60 days after the date of declaration thereof, so long as on the date of declaration no Event of Default shall have occurred and be continuing or result therefrom) and (ii) purchase or otherwise acquire Capital Stock of any other Group Member; and

(c) so long as no Event of Default shall have occurred and be continuing or  result therefrom, the Guarantor may buy back any outstanding shares of its Capital Stock.

Section 6.6. Amendments to Related Documents.  Amend, modify, or waive any of its rights under any of the Related Documents in a manner materially adverse to either Credit Party or to the Issuing Bank or the Banks, except with the prior written consent of the Administrative Agent.

Section 6.7. Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

~~(a) extensions of~~accounts receivable arising, trade credit extended, or deposits made in connection with the purchase price of goods or services, in each case, in the ordinary course of business;

(b) (x) investments in Cash Equivalents, and (y) with respect to Northern Illinois Gas Company and its Subsidiaries, investments in ICC Permitted Investments;

(c) Guarantee Obligations otherwise permitted by this Agreement;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

(e) other Investments made by the Guarantor or its ~~Restricted~~ Subsidiaries (other than the Applicant) subsequent to ~~June~~September 30, ~~2010~~2011 where such Investments consist of purchases of, or other investments in, the Capital Stock or other equity or ownership interests, assets, obligations or other interests in, Subsidiaries, joint ventures, or other Persons, in each case that are engaged principally in the business of purchasing, gathering, compression, transportation, generation, distribution, exploration, production, processing or storage of natural gas or electricity, or asset management with respect to the foregoing;

(f) $150,000,000 in respect of Investments other than those described in the preceding clause (e); and

(g) (x) intercompany Investments between Guarantor and the Applicant, (y) intercompany Investments between Group Members (other than Guarantor and the Applicant) and (z) intercompany Investments between any Group Member (other than Guarantor and the Applicant) and Guarantor and the Applicant to the extent ~~necessary (i)~~made in the ordinary course of business ~~or (ii) as may be reasonably necessary to effectuate the Merger; and (h) any Investments made by Nicor or its Subsidiaries existing at the time the Nicor Merger is consummated; provided, that such Investment was not made in contemplation of the Nicor Merger~~.

Section 6.8. Negative Pledge Clauses.  Except for the agreements listed or described on Schedule 6.8, (and any successor agreement thereto in connection with the replacement or refinancing thereof; provided, that the provisions of such successor agreement, when taken as a whole, are no more restrictive than those contained in the agreement to which it is a successor), enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Credit Documents and (b) any ~~agreements~~agreement governing any ~~purchase money Liens or capital lease obligations~~Lien otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets ~~financed~~covered thereby) and (c) any agreement in effect at the time any Person becomes a Subsidiary of Guarantor (including by way of merger or consolidation)~~; provided that (i)~~ and any successor agreement thereto in connection with the replacement or refinancing thereof; provided, that that the provisions of such successor agreement, when taken as a whole, are no more restrictive than those contained in the agreement to which it is a successor; and provided further, that such agreement was not entered into in contemplation of such Person becoming a Subsidiary ~~and (ii) such restrictions apply only to the property or assets of such Person and its respective Subsidiaries existing at the time such Person becomes a Subsidiary of Guarantor~~.

Section 6.9. Clauses Restricting Subsidiary Distributions.  Except for the agreements listed on Schedule ~~6.8,~~6.8 (and any successor agreement thereto in connection with the replacement or refinancing thereof; provided, that the provisions of such successor agreement, when taken as a whole, are no more restrictive than those contained in the agreement to which it is a successor) enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any ~~Restricted~~ Subsidiary of the Guarantor to (a) make Restricted Payments in respect of any Capital Stock of such ~~Restricted~~ Subsidiary held by, or pay any Indebtedness owed to, the Guarantor or any other ~~Restricted~~ Subsidiary of the Guarantor, (b) make loans or advances to, or other Investments in, the Applicant or any other ~~Restricted~~ Subsidiary of the Guarantor or (c) transfer any of its assets to the Guarantor or any other ~~Restricted~~ Subsidiary of the Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions with respect to a ~~Restricted~~ Subsidiary imposed pursuant to an agreement permitted hereunder that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or Assets of such ~~Restricted~~ Subsidiary (in which case, any restriction shall only be effective against such Capital Stock or Assets), ~~and~~ (ii) any agreements with joint venture partners in connection with joint ventures permitted by this Agreement, and (iii) any agreement in effect at the time any Person becomes a Subsidiary of Guarantor (including by way of merger or consolidation)~~; provided that (x)~~ and any successor agreement thereto in connection with the replacement or refinancing thereof; provided, that the provisions of such successor agreement, when taken as a whole, are no more restrictive than those contained in the agreement to which it is a successor; and provided further, that such agreement was not entered into in contemplation of such Person becoming a Subsidiary ~~and (y) such restrictions apply only to the property or assets of such Person and its respective Subsidiaries existing at the time such Person becomes a Subsidiary of Guarantor~~, (iv) solely in the case of clause (c) above, any agreement governing any ~~purchase money Liens or capital lease obligations~~Lien otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets ~~financed~~covered thereby) and (v) solely in the case of clause (c) above, customary provisions in leases, licenses and other contracts restricting the assignment thereof.

Section 6.10. Lines of Business and Hedge Activities.  (a)  With respect to the Guarantor and each Subsidiary (other than AGL Capital Corporation), enter into any business, either directly or through any Subsidiary, except for (i) those businesses in which the Guarantor and its Subsidiaries (other than AGL Capital Corporation) and its existing joint ventures are engaged on the date of this Agreement ~~(or, in the case of Nicor and its Subsidiaries, on the date of the consummation of the Nicor Merger)~~, (ii) that are reasonably related or incidental to the businesses referred to in the preceding clause (i), or (iii) that are being undertaken by comparable companies in the natural gas and electric industries, (b) with respect to AGL Capital Corporation, enter into any business, except for that in which AGL Capital Corporation is engaged on the Closing Date, or (c) with respect to the Guarantor, the Applicant, and each other Group Member, enter into any Hedge Agreement except in the ordinary course of their business and consistent with industry practices.

~~Section 6.11.                      Designation of Subsidiaries.  The Guarantor may not designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary, or designate or redesignate any Restricted Subsidiary as an Unrestricted Subsidiary, unless (a) the Guarantor shall have given not less than ten (10) days’ prior written notice to the Banks that the board of directors of the Guarantor has made such determination, (b) at the time of such designation or redesignation, and immediately after giving effect thereto, no Default or Event of Default would exist, (c) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and after giving effect thereto, (i) such Unrestricted Subsidiary so designated shall not, directly, or indirectly, hold or own any Indebtedness or Capital Stock of the Guarantor or any Restricted Subsidiary, and (ii) such designation shall be deemed a sale of assets and shall be permitted by the provisions of Section 6.4, (d) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary and after giving effect thereto, all outstanding Indebtedness and all existing Liens of such Restricted Subsidiary so designated shall be permitted within the applicable limitations of Sections 6.1 and 6.2 , (e) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Restricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as an Unrestricted Subsidiary more than once, and (f) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Unrestricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as a Restricted Subsidiary more than once.~~

Section 6.11.                       ~~Section 6.12.~~ Tax Status.  Take any action or omit to take any action that, if taken or omitted, would adversely affect the excludability of interest on the Bonds from the gross income of the holders thereof for purposes of federal income taxation to the extent described in the written opinion of bond counsel delivered in connection with the original issuance of the Bonds.

Section 6.12.                       ~~Section 6.13.~~ Official Statement, Remarketing Memorandum or Other Offering Document.  Authorize the inclusion in any offering document for the Bonds of any information concerning the Issuing Bank that is not supplied in writing, or otherwise approved, by the Issuing Bank expressly for inclusion therein.

Section 6.13.                       ~~Section 6.14.~~ Conversion of the Bonds.  Permit the conversion of less than all of the Bonds to an Unsupported Rate or permit the conversion of any Bonds to bear interest at any Unsupported Rate, unless the Applicant has obtained and there is in effect a written firm commitment in customary form to purchase all of the Bonds not less than seven days prior to the proposed Conversion Date from the Remarketing Agent or other underwriter or underwriters reasonably satisfactory to the Administrative Agent providing for the purchase of the Bonds by 12:00 noon (New York City time) on such Conversion Date.

Section 6.14.                       ~~Section 6.15.~~ Optional Redemption of Bonds.  Permit an optional redemption of Bonds under Section 301 of the Indenture; provided, however, that if the Applicant has deposited with the Administrative Agent, the Trustee or an escrow agent pursuant to an escrow agreement in form and substance acceptable to the Administrative Agent, an amount equal to the principal amount of Bonds to be redeemed pursuant to Section 301 of the Indenture, the Banks shall consent to such optional redemption to the extent of such amounts.

Section 6.15.                       ~~Section 6.16.~~ Purchase of Bonds.  Purchase, or permit any of its Affiliates to purchase, any Bonds (or any beneficial interest therein) other than with the proceeds of a drawing under the Letter of Credit, except to the extent permitted by the Indenture and the Remarketing Agreement.

Article VII
Events of Default

Section 7.1. Events of Default.  The occurrence of one or more of the following events shall constitute an “Event of Default”:

(a) the occurrence of a “Default” or an “Event of Default” as defined in any of the Related Documents and any applicable cure period has expired; or

(b) the Applicant shall fail to pay (i) any principal of any Reimbursement Obligation when due in accordance with the terms hereof or (ii) the Applicant shall fail to pay any fees or interest on any Reimbursement Obligation, or any other amount payable hereunder or under any other Credit Document (other than any amount referred to in clause (i) above), within five (5) days after any such interest, fees or other amount becomes due in accordance with the terms hereof; or

(c) any representation or warranty made or deemed made by any Credit Party herein or in any other Credit Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Credit Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(d) any Credit Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Guarantor and the Applicant only), Section 5.7(a), Section 5.9 or Article VI of this Agreement; or

(e) any Credit Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Credit Document (other than as provided in paragraphs (a) through (d) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) knowledge thereof by any Responsible Officer of any Credit Party or (ii) notice to the Applicant from the Administrative Agent or the Required Banks; or

(f) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Reimbursement Obligations) on the scheduled or original due date with respect thereto (after giving effect to any applicable cure periods); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace or notice and cure, if any, provided in any instrument or agreement under which such Indebtedness was created; or (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause the acceleration of the maturity of such Indebtedness; or any such Indebtedness shall be declared due and payable, or be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the scheduled maturity thereof by reason of such event or condition; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the total principal amount of which exceeds in the aggregate $100,000,000 (which, in the case of Indebtedness arising under any Hedge Agreement, shall be determined as the amount, if any, that would then be payable by the Group Member thereunder if such Hedge Agreement were to be terminated as a result of default by such Group Member); or

(g) (i) any Group Member shall commence any case, proceeding or other action (A) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Guarantor, the Applicant or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Applicant or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Banks is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, results in liabilities of the Group Members in respect thereof in excess of $100,000,000; or

(i) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate liabilities (not paid or not fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(j) the guarantee contained in Article X of this Agreement shall cease, for any reason, to be in full force and effect or any Credit Party or any Affiliate of any Credit Party shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Guarantor or (ii) the board of directors of the Guarantor shall cease to consist of a majority of Continuing Directors; or

(l) any “Event of Default” as defined in the Revolving Credit Agreement shall exist or have occurred; or

(m) receipt of notice that any of the Bonds has become subject to mandatory redemption or special mandatory redemption pursuant to the terms of the Indenture.

Section 7.2. Remedies.  Upon the occurrence of any Event of Default, the Administrative Agent may, and at the request of the Required Banks shall, exercise any one or more of the following rights and remedies in addition to any other remedies herein or by law provided:

(a) by written notice to the Applicant require that the Applicant immediately prepay to the Administrative Agent for the account of the Banks in immediately available funds an amount equal to the Available Amount (such amounts to be held by the Administrative Agent for the benefit of the Banks as collateral security for the Obligations), provided, however, that in the case of an Event of Default described in Section 7.1(g), such prepayment Obligations shall automatically become immediately due and payable without any notice (unless the coming due of such Obligations is waived by the Required Banks in writing);

(b) by notice to the Applicant, declare all Obligations to be, and such amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Applicant, provided that upon the occurrence of an Event of Default under Section 7.1(g) hereof such acceleration shall automatically occur (unless such automatic acceleration is waived by the Required Banks in writing);

(c) give notice of the occurrence of an Event of Default to the Trustee, directing the Trustee to effect a mandatory tender of the Bonds pursuant to Section 204(i) of the First Supplemental Indenture, thereby causing the Letter of Credit to expire 15 days thereafter;

(d) pursue any rights and remedies it may have under the Related Documents;

(e) pursue all rights and remedies against the Guarantor contained in Section 10.5 hereto; or

(f) pursue any other action available at law or in equity.

Section 7.3. Remedies Cumulative.  All remedies contained in this Agreement and any Related Document or by law afforded, including any remedies as subrogee, shall be cumulative and all shall be available to the Issuing Bank until the Obligations have been paid in full.

Article VIII
The Administrative Agent

Section 8.1. The Agency.  Each of the Banks and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto, and the Administrative Agent hereby accepts such appointment subject to the terms hereof.

Section 8.2. The Administrative Agent Individually.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Applicant or any of its Subsidiaries or other Affiliates as if it were not the Administrative Agent hereunder.

Section 8.3. Limitation of Liability.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated herein that the Administrative Agent is required to exercise in writing as directed by the Required Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in Section 9.9), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Applicant or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in Section 9.9),) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Applicant or a Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Related Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Related Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Related Document, (iv) the validity, enforceability, effectiveness or genuineness of any Related Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Related Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4. Reliance.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Applicant), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5. Delegation of Duties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.6. Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Banks and the Applicant.  Upon any such resignation, the Required Banks shall have the right, in consultation with the Applicant, to appoint a successor.  If no successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Applicant to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Applicant and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Sections 9.3, 9.5 and 9.15 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 8.7. Non-Reliance on Administrative Agent.  Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or related agreement or any document furnished hereunder.

Article IX
Miscellaneous

Section 9.1. No Deductions; Increased Costs; Break Funding Payments.

(a) Except as otherwise required by law, each payment by the Applicant to the Administrative Agent or any Bank under this Agreement or any other Related Document shall be made without setoff or counterclaim and without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient imposed by any jurisdiction having control of such recipient) imposed by or within the jurisdiction in which the Applicant is domiciled, any jurisdiction from which the Applicant makes any payment hereunder, or (in each case) any political subdivision or taxing authority thereof or therein.  If any such withholding is so required, the Applicant shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by the Administrative Agent, the Issuing Bank or such Bank free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which the Administrative Agent, the Issuing Bank or such Bank would have received had such withholding not been made.  If the Administrative Agent, the Issuing Bank or any Bank pays any amount in respect of any such taxes, penalties or interest, the Applicant shall reimburse the Administrative Agent, the Issuing Bank or such Bank, as applicable, for that payment on demand in the currency in which such payment was made.  If the Applicant pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Administrative Agent on or before the thirtieth day after payment.

(b) If the Code or any newly adopted law, treaty, regulation, guideline or directive, or any change in any, law, treaty, regulation, guideline or directive or any new or modified interpretation of any of the foregoing by any authority or agency charged with the administration or interpretation thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over any Bank or the transactions contemplated by this Agreement (whether or not having the force of law) shall:

(i) limit the deductibility of interest on funds obtained by such Bank to pay any of its liabilities or subject such Bank to any tax, duty, charge, deduction or withholding on or with respect to payments relating to the Bonds, the Letter of Credit or this Agreement, or any amount paid or to be paid by such Bank as the issuer of the Letter of Credit (other than any tax measured by or based upon the overall net income of such Bank imposed by any jurisdiction having control over such Bank);

(ii) impose, modify, require, make or deem applicable to such Bank any reserve requirement, capital requirement, special deposit requirement, insurance assessment or similar requirement against any assets held by, deposits with or for the account of, or loans, letters of credit or commitments by, an office of such Bank;

(iii) change the basis of taxation of payments due such Bank under this Agreement or the Bonds (other than by a change in taxation of the overall net income of such Bank);

(iv) cause or deem letters of credit to be assets held by such Bank and/or as deposits on its books; or

(v) impose upon such Bank any other condition with respect to any amount paid or payable to or by such Bank or with respect to this Agreement or any of the other Related Documents;

and the result of any of the foregoing (for purposes of this Section 9.1(b), the “Change in Law”; provided, however, for the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requirements, rules, guidelines or directives in connection therewith are deemed to have gone into effect and adopted thirty (30) days after the date of this Agreement) is to increase the cost to such Bank of making any payment or maintaining the Letter of Credit, or to reduce the amount of any payment (whether of principal, interest or otherwise) receivable by such Bank, or to reduce the rate of return on the capital of such Bank or to require such Bank to make any payment on or calculated by reference to the gross amount of any sum received by it, in each case by an amount which such Bank in its reasonable judgment deems material, then:

(1) such Bank shall promptly notify the Applicant in writing of such event;

(2) such Bank shall promptly deliver to the Applicant a certificate stating the change which has occurred or the reserve requirements or other costs or conditions which have been imposed on such Bank or the request, direction or requirement with which it has complied, together with the date thereof, the amount of such increased cost, reduction or payment and a reasonably detailed description of the way in which such amount has been calculated, and such Bank’s determination of such amounts, absent fraud or manifest error, shall be conclusive; and

(3) the Applicant shall pay to such Bank, from time to time as specified by such Bank, such an amount or amounts as will compensate such Bank for such additional cost, reduction or payment; provided that the Applicant shall not be required to compensate such Bank pursuant to this Section 9.1(b) for any increased costs, reductions or payments incurred more than 90 days prior to the date that such Bank notifies the Applicant of the Change in Law giving rise to such increased costs, reductions or payments and of such Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs, reductions or payments is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

The protection of this Section 9.1(b) shall be available to the Banks regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which has been imposed; provided, however, that if it shall be later determined by any Bank that any amount so paid by the Applicant pursuant to this Section 9.1(b) is in excess of the amount payable under the provisions hereof, such Bank shall refund such excess amount to the Applicant.

(c) If any payment of principal of any Eurodollar Advance is made by the Applicant to or for the account of a Bank other than on the last day of the Interest Period applicable thereto, as a result of a payment or a conversion pursuant to Sections 2.3(d), 2.3(e) or 2.15, as a result of an Event of Default or for any other reason, or by an assignee or the Applicant to a Bank other than on the last day of the Interest Period for such Eurodollar Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.7 as a result of a demand by the Applicant pursuant to Section 9.7(a), the Applicant shall, upon demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Eurodollar Advance.

Section 9.2. Right of Setoff; Other Collateral

(a) Upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time and from time to time without notice to the Applicant (any such notice being expressly waived by the Applicant), and to the fullest extent permitted by law, to setoff, to exercise any banker’s lien or any right of attachment and apply any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies at any time held and other indebtedness at any time owing by such Bank to or for the account of the Applicant (irrespective of the currency in which such accounts, monies or indebtedness may be denominated and such Bank is authorized to convert such accounts, monies and indebtedness into United States dollars) against any and all of the Obligations of the Applicant, whether or not such Bank shall have made any demand for any amount owing to such Bank by the Applicant.

(b) The rights of the Banks under this Section 9.2 are in addition to, in augmentation of, and, except as specifically provided in this Section 9.2, do not derogate from or impair, other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have.

Section 9.3. Indemnity; Expenses.

(a) The Applicant shall indemnify and hold harmless the Administrative Agent, the Issuing Bank, each Bank, their respective affiliates and correspondents and each of their respective directors, officers, employees, advisors and agents (each such party, an “Indemnified Person”) from and against any and all claims, suits, judgments, costs, losses, fines, penalties, damages, liabilities, and expenses, including expert witness fees and reasonable legal fees, charges and disbursements of any counsel (including in-house counsel fees and allocated costs) for any Indemnified Person (“Costs”), arising out of, in connection with, or as a result of: (i) the Letter of Credit or any pre-advice of its issuance; (ii) any transfer, sale, delivery, surrender, or endorsement of any Drawing Document at any time(s) held by any Indemnified Person in connection with the Letter of Credit; (iii) any action or proceeding arising out of or in connection with the Letter of Credit, this Agreement or any Related Document (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under the Letter of Credit, or for the wrongful dishonor of or honoring a presentation under the Letter of Credit; (iv) any independent undertakings issued by the beneficiary of the Letter of Credit; (v) any unauthorized communication or instruction (whether oral, telephonic, written, telegraphic, facsimile or electronic) (each an “Instruction”) (x) received pursuant to the express  terms of the Letter of Credit or (y) any other Instruction regarding the Letter of Credit or error in computer transmission that the Indemnified Party reasonably believed to be authorized; (vi) an adviser, confirmer or other nominated person that was not authorized by the Issuing Bank seeking to be reimbursed, indemnified or compensated; (vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of proceeds of the Letter of Credit; (viii) the fraud, forgery or illegal action of parties other than the Indemnified Person; (ix) the enforcement against the Applicant of this Agreement or any rights or remedies under or in connection with this Agreement, a Related Document or the Letter of Credit; (x) the Administrative Agent’s or the Issuing Bank honoring any presentation upon or during the continuance of any Event of Default or for which the Applicant is unable or unwilling to make any payment to the Administrative Agent, the Issuing Bank or any Bank as required under this Agreement or any Related Document; (xi) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of such Indemnified Person; or (xii) the use of the proceeds of any LC Disbursement, in each case, including that resulting from the Administrative Agent’s, the Issuing Bank’s or such Indemnified Person’s own negligence, provided, however, that such indemnity shall not be available to any Person claiming indemnification under (i) through (xii) above to the extent that such Costs are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Indemnified Person claiming indemnity. If and to the extent that the obligations of Applicant under this paragraph are unenforceable for any reason, Applicant shall make the maximum contribution to the Costs permissible under applicable law.  This Section 9.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(b) To the extent that the Applicant fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) of this Section 9.3, each Bank severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Bank’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(c) The Applicant shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of the Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Bank, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Bank (which, in the case of the Banks (other than BTMU New York) shall be limited to one counsel and, if reasonably necessary, one regulatory counsel and one local counsel in any relevant jurisdiction and additional counsel if, in the opinion of any Bank, representation by all Banks by one counsel would be inappropriate due to the existence of an actual or potential conflict of interest)~~)~~, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Credit Document, including its rights under this Section, or in connection with the Liquidity Advances made hereunder or the Letter of Credit, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Liquidity Advances or the Letter of Credit.

Section 9.4. Obligations Absolute.  The obligations of the Applicant under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation: (i) any lack of validity, enforceability or legal effect of this Agreement or any Related Document, or any term or provision herein or therein; (ii) payment against presentation of any draft, demand or claim for payment under the Letter of Credit or other document presented for purposes of drawing under the Letter of Credit (a “Drawing Document”) that does not comply in whole or in part with the terms of the Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person (or a transferee of such Person) purporting to be a successor or transferee of the beneficiary of the Letter of Credit; (iii) the Administrative Agent or any Bank or any of their respective branches or affiliates being the beneficiary of the Letter of Credit; (iv) the Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under the Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit; (v) the existence of any claim, set-off, defense or other right that the Applicant or any other Person may have at any time against any beneficiary, any assignee of proceeds, the Administrative Agent, any Bank or any other Person; (vi) the Issuing Bank or any correspondent having previously paid against fraudulently signed or presented Drawing Documents (whether or not the Applicant shall have reimbursed the Issuing Bank for such drawing); and (vii) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing, that might, but for this paragraph, constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Applicant’s obligations hereunder (whether against the Administrative Agent, any Bank, the beneficiary or any other Person); provided, however, that subject to Section 9.5 hereof, the foregoing shall not exculpate the Issuing Bank from such liability to the Applicant as may be finally judicially determined in an independent action or proceeding brought by the Applicant against the Issuing Bank following payment of the Applicant’s obligations under this Agreement.

Section 9.5. Liability of the Issuing Bank.

(a) The liability of the Issuing Bank (or any other Indemnified Person) under, in connection with and/or arising out of this Agreement, any Related Document or the Letter of Credit (or any pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to any direct damages suffered by the Applicant that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation that does not at least substantially comply with the Letter of Credit, (ii) failing to honor a presentation that strictly complies with the Letter of Credit or (iii) retaining Drawing Documents presented under the Letter of Credit.  In no event shall the Issuing Bank be deemed to have failed to act with due diligence or reasonable care if the Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.  The Applicant’s aggregate remedies against the Issuing Bank (or any other Indemnified Person) for wrongfully honoring a presentation under the Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Applicant to the Issuing Bank in respect of an honored presentation under the Letter of Credit, plus interest.  Notwithstanding anything to the contrary herein, the Issuing Bank and the other Indemnified Persons shall not, under any circumstances whatsoever, be liable for any punitive, consequential, indirect or special damages or losses regardless of whether the Issuing Bank or any Indemnified Person shall have been advised of the possibility thereof or of the form of action in which such damages or losses may be claimed. The Applicant shall take action to avoid and mitigate the amount of any damages claimed against the Issuing Bank or any Indemnified Person, including by enforcing its rights in the underlying transaction.  Any claim by the Applicant for damages under or in connection with this Agreement, any Related Document or the Letter of Credit shall be reduced by an amount equal to the sum of (i) the amount saved by the Applicant as a result of the breach or alleged wrongful conduct and (ii) the amount of the loss that would have been avoided had the Applicant mitigated damages.

(b)  [Reserved].

(c) Without limiting any other provision of this Agreement, the Issuing Bank and each other Indemnified Person (if applicable), shall not be responsible to the Applicant for, and the Issuing Bank’s rights and remedies against the Applicant and the Applicant’s obligation to reimburse the Issuing Bank shall not be impaired by: (i) honor of a presentation under the Letter of Credit which on its face substantially complies with the terms of the Letter of Credit; (ii) honor of a presentation of any Drawing Documents which appear on their face to have been signed, presented or issued (X) by any purported successor or transferee of any beneficiary or other party required to sign, present or issue the Drawing Documents or (Y) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under the Letter of Credit, even if nonnegotiable or not in the form of a draft, and may disregard any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit; (iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness, or legal effect of any presentation under the Letter of Credit or of any Drawing Documents; (v) disregard of any non-documentary conditions stated in the Letter of Credit; (vi) acting upon any Instruction which it, in Good Faith, believes to have been given by a Person or entity authorized to give such Instruction; (vii) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation; (viii) any delay in giving or failing to give any notice; (ix) any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated Person or any other Person (other than the gross negligence or willful misconduct of the Issuing Bank or any other Bank as determined by a final non-appealable judgment by a court of competent jurisdiction); (x) any breach of contract between the beneficiary and the Applicant or any of the parties to the underlying transaction; (xi) assertion or waiver of any provision of the ISP which primarily benefits an issuer of a letter of credit, including, any requirement that any Drawing Document be presented to it at a particular hour or place; (xii) payment to any paying or negotiating bank (designated or permitted by the terms of the Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice; (xiii) dishonor of any presentation for which the Applicant is unable or unwilling to reimburse or indemnify the Issuing Bank (provided that the Applicant acknowledges that if the Issuing Bank shall later be required to honor the presentation, the Applicant shall be liable therefore in accordance with Article II hereof); and (xiv) acting or failing to act as required or permitted under Standard Letter of Credit Practice. For purposes of this Section 9.5(c), “Good Faith” means honesty in fact in the conduct of the transaction concerned.

(d) The Applicant shall notify the Administrative Agent and the Issuing Bank of (i) any noncompliance with any Instruction, any other irregularity with respect to the text of the Letter of Credit or any amendment thereto or any claim of an unauthorized, fraudulent or otherwise improper Instruction, within five (5) Business Days of the Applicant’s receipt of a copy of the Letter of Credit or amendment and (ii) any objection the Applicant may have to the Issuing Bank’s honor or dishonor of any presentation under the Letter of Credit or any other action or inaction taken or proposed to be taken by the Issuing Bank under or in connection with this Agreement or the Letter of Credit, within five (5) Business Days after the Applicant receives notice of the objectionable action or inaction.  The failure to so notify the Issuing Bank within said times shall discharge the Issuing Bank from any loss or liability that the Issuing Bank could have avoided or mitigated had it received such notice, to the extent that the Issuing Bank could be held liable for damages hereunder; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Applicant to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Applicant to the extent permitted by applicable law) suffered by the Applicant that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under the Letter of Credit comply with the terms thereof; provided, further, that, if the Applicant shall not provide such notice to the Issuing Bank within fifteen (15) Business Days of the date of receipt, the Issuing Bank shall have no liability whatsoever for such noncompliance, irregularity, action or inaction and the Applicant shall be precluded from raising such noncompliance, irregularity or objection as a defense or claim against Issuing Bank.

Section 9.6. Participants.  Any Bank may at any time grant to one or more financial institutions (each a “Participant”) participating interests in the Letter of Credit.  In the event of any such grant by any Bank of a participating interest to a Participant, whether or not upon notice to the Applicant, the Issuing Bank and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Applicant, the Issuing Bank and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Applicant hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement.

Section 9.7. Assignment and Assumption.

(a) Subject to the conditions set forth in paragraph (b) below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and participations in the Letter of Credit at the time owned by it) with the prior written consent (such consent not to be unreasonably withheld) of:

(i) the Applicant, provided that no consent of the Applicant shall be required either (x) if an Event of Default has occurred and is continuing or (y) for an assignment to a Bank, an Affiliate of a Bank or an Approved Fund;

(ii) the Administrative Agent; and

(iii) the Issuing Bank.

(b) Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank’s Commitment, the amount of the Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Applicant and the Administrative Agent otherwise consent, provided that no such consent of the Applicant shall be required if an Event of Default has occurred and is continuing;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(iv) the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an administrative questionnaire in a form supplied by the Administrative Agent; and

(v) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Banks described in Section 108(e)(4) of the Code.

For the purposes of this Section 9.7(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

(c) Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, except its obligations under Section 9.20 and 9.21 (and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 9.1, 9.3 and 9.15 as to any event occurring prior to such assignment)).  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 9.7 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 9.6.

(d) The Administrative Agent, acting for this purpose as an agent of the Applicant, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of and LC Disbursements owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Applicant, the Administrative Agent, the Issuing Bank and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Applicant, the Issuing Bank and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Bank or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.2(b), 2.5 or 9.3(b), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

Section 9.8. Survival of this Agreement.  All covenants, agreements, representations and warranties made in this Agreement shall survive the issuance by the Issuing Bank of the Letter of Credit and shall continue in full force and effect so long as the Letter of Credit shall be unexpired or any Obligations, other than any Obligations pursuant to Sections 9.1, 9.3 or 9.15, shall be outstanding and unpaid after the termination of this Agreement.  The obligation of the Applicant to reimburse the Administrative Agent and the Banks pursuant to Sections 9.1, 9.3 and 9.15 hereof and the obligations of the parties pursuant to Sections 9.20 and 9.21 hereof shall survive the payment of the Bonds and termination of this Agreement.

Section 9.9. Modification of this Agreement.  No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Administrative Agent, the Required Banks and the Applicant and no amendment, modification or waiver of any provision of the Letter of Credit, and no consent to any departure by the Applicant therefrom, shall in any event be effective unless the same shall be in writing and signed by the Issuing Bank.  Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Applicant in any case shall entitle the Applicant to any other or further notice or demand in the same, similar or other circumstances.  Notwithstanding the foregoing, that no such amendment, modification or waiver shall (i) increase the Commitment of any Bank without the written consent of such Bank, (ii) reduce or forgive the principal amount of any LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Bank affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the Stated Expiration Date, without the written consent of each Bank affected thereby, (iv) change Section 2.5(b) in a manner that would alter the manner in which payments are shared, without the written consent of each Bank, (v) change any of the provisions of this Section or the definition of “Required Banks” required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Bank, or (vi) release the Guarantor without the written consent of each Bank; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

Section 9.10. Waiver of Rights by the Banks.  No course of dealing or failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under the Letter of Credit or this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right or privilege.  The rights of the Issuing Bank under the Letter of Credit and the rights of the Administrative Agent, the Issuing Bank and the Banks under this Agreement are cumulative and not exclusive of any rights or remedies that the Administrative Agent, the Issuing Bank or the Banks would otherwise have.

Section 9.11. Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.12. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 9.13. Notices.

(a) Any communication or notice to be given hereunder will be duly given when delivered in writing or by telecopy to a party at its address as indicated below or such other address as such party may specify in a notice to each other party hereto.  A communication or notice given pursuant to this Section 9.13 shall be addressed:

If to the Administrative Agent, to	BTMU Operations Office for the Americas
c/o The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas, 12th Floor
New York, NY 10020-1104
Telephone No.: (201) 413-8586
Facsimile No.: (201) 521-2304 or (201) 521-2305

Attention:	Jaime Velez – AVP, Loan Operations Dept.

If to the Issuing Bank, to	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas, 12th Floor
New York, NY 10020-1105
Facsimile No.: (201) 521-2312 or (201) 521-2336
Telephone No.: (201) 413-8823 or (201) 413-8160

Attention:                      International Operations Dept./Standby LC Section

With a copy to:	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas, 12th Floor
New York, NY 10020-1105
Facsimile No.: (201) 521-2312 or (201) 521-2336
Telephone No.: (201) 413-8823 or (201) 413-8160
                    Attention:                      Antonina Bondi, Banking Officer/Ruth Dioquino, Supervisor

If to the Applicant, to	Pivotal Utility Holdings, Inc.
c/o AGL Resources Inc.
Ten Peachtree Place NE, Suite 1000
Atlanta, Georgia 30309
Facsimile No.: (404) 584-3419
Telephone No.: (404) 584-3430

Attention:  General Counsel

If to the Guarantor, to	AGL Resources Inc.
Ten Peachtree Place NE, Suite 1000
Atlanta, Georgia 30309
Facsimile No.: (404) 584-3419
Telephone No.: (404) 584-3430

Attention:  General Counsel

If to the Trustee, to	The Bank of New York Mellon Trust Company, N.A.
10161 Centurion Parkway
Jacksonville, FL 32256
Facsimile No.:  (904) 645-1921
Telephone No.:    (904) 998-4717

Attention: Corporate Trust Administration

If to any other Bank, to its address or facsimile number set forth on Schedule 9.13 hereto.

(b) Unless otherwise provided to the contrary herein, any notice which is required to be given in writing pursuant to the terms of this Agreement may be given by telecopy.

(c) Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures mutually agreed upon by the Administrative Agent and the Applicant.  The Administrative Agent or the Applicant may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.14. Successors and Assigns.  Whenever in this Agreement any Bank is referred to, such reference shall be deemed to include the successors and assigns of such Bank and all covenants, promises and agreements by or on behalf of the Applicant which are contained in this Agreement shall inure to the benefit of such successors and assigns.  The rights and duties of the Applicant hereunder, however, may not be assigned or transferred, except as specifically provided in this Agreement or with the prior written consent of the Administrative Agent and each Bank, and all obligations of the Applicant hereunder shall continue in full force and effect notwithstanding any assignment by the Applicant of any of its rights or obligations under any of the Related Documents or any entering into, or consent by the Applicant to, any supplement or amendment to any of the Related Documents.

Section 9.15. Withholding of Taxes; Gross-Up.

(a) Each payment by the Applicant under this Agreement or any Related Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Applicant shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding had been made.

(b) Payment of Other Taxes by the Applicant. The Applicant shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Applicant to a Governmental Authority, the Applicant shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Credit Parties. The Applicant shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement and the Related Documents (including amounts payable under this Section 9.15(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 9.15(d) shall be paid within 10 days after the Recipient delivers to the Applicant a certificate stating the amount of any Indemnified Taxes so payable by such Recipient. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent. In the case of any Bank making a claim under this Section 9.15(d) on behalf of any of its beneficial owners, an indemnity payment under this Section 9.15(d) shall be due only to the extent that such Bank is able to establish that, with respect to the applicable Indemnified Taxes, such beneficial owners supplied to the applicable Persons such properly completed and executed documentation necessary to claim any applicable exemption from, or reduction of, such Indemnified Taxes.

(e) Indemnification by the Banks. Each Bank shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Applicant has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and the Applicant for any Excluded Taxes, in each case attributable to such Bank that are paid or payable by the Administrative Agent or the Applicant (as applicable) in connection with this Agreement or any Related Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 9.15(e) shall be paid within 10 days after the Administrative Agent or the Applicant (as applicable) delivers to the applicable Bank a certificate stating the amount of Taxes or Excluded Taxes so paid or payable by the Administrative Agent or the Applicant (as applicable). Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Banks. (i) Any Bank that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement or any Related Document shall deliver to the Applicant and the Administrative Agent, at the time or times prescribed by law or reasonably requested by the Applicant or the Administrative Agent, such properly completed and executed documentation prescribed by law or reasonably requested by the Applicant or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Bank, if requested by the Applicant or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Applicant or the Administrative Agent as will enable the Applicant or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 9.15(f)(ii) and (iii) below) shall not be required if in the Bank’s judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank. Upon the reasonable request of such Applicant or the Administrative Agent, any Bank shall update any form or certification previously delivered pursuant to this Section 9.15(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Bank, such Bank shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Applicant and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(i) Without limiting the generality of the foregoing, if the Applicant is a U.S. Person, any Bank with respect to such Applicant shall, if it is legally eligible to do so, deliver to such Applicant and the Administrative Agent (in such number of copies reasonably requested by such Applicant and the Administrative Agent) on or prior to the date on which such Bank becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(1) in the case of a Bank that is a U.S. Person, IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax;

(2) in the case of a Non-U.S. Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Related Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Related Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(3) in the case of a Non-U.S. Bank for whom payments under this Agreement or any Related Document constitute income that is effectively connected with such Bank’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(4) in the case of a Non-U.S. Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (x) IRS Form W-8BEN and (y) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) to the effect that such Bank is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Applicant within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(5) in the case of a Non-U.S. Bank that is not the beneficial owner of payments made under this Agreement or any Related Document (including a partnership or a participating Bank) (x) an IRS Form W-8IMY on behalf of itself and (y) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Bank; provided, however, that if the Bank is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Bank may provide a U.S. Tax Certificate on behalf of such partners; or

(6) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Applicant or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(ii) If a payment made to a Bank under this Agreement or any Related Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 9.15 (including additional amounts paid pursuant to this Section 8.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made by the Applicant under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 9.15(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 9.15(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 9.15(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

Section 9.16. Headings.  The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 9.17. Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original but all taken together to constitute one instrument.

Section 9.18. Entire Agreement.  This Agreement constitute the entire understanding of the parties with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 9.19. Government Regulations.

(a) Applicant shall (i) ensure that (1) no Person who owns a controlling interest in or otherwise controls the Applicant and (2) no Subsidiary of the Applicant, in each case, is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Orders, that prohibits or limits the Banks from making any advance or extension of credit to Applicant or from otherwise conducting business with Applicant and (ii) ensure that the Bond proceeds shall not be used to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto.  Further, Applicant shall comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.  Applicant agrees to provide documentary and other evidence of Applicant's identity as may be requested by any Bank at any time to enable such Bank to verify Applicant's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

(b) Submission to Jurisdiction; Waiver of Jury Trial.  Each party hereto hereby submits to the nonexclusive jurisdiction of any state or federal court located in the Borough of Manhattan, City of New York, State of New York for purposes of all legal proceedings arising out of or relating to this Agreement, the other Related Documents or the transactions contemplated hereby or thereby.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Each party hereto hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Related Document or the transactions contemplated thereby.

Section 9.20. Confidentiality.  The Administrative Agent and each Bank agree (on behalf of themselves and each of their Affiliates, directors, officers, employees and representatives) to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to them by the Applicant or any Subsidiary in connection with this Agreement and neither the Administrative Agent, any Bank nor any of their Affiliates, directors, officers, employees and representatives shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (a) was or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or any Bank, or (b) was or becomes available on a non-confidential basis from a source other than the Applicant, provided that such source is not bound by a confidentiality agreement with the Applicant known to the Administrative Agent or affected Bank; provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process; (ii) to counsel for the Administrative Agent or any Bank; (iii) to bank examiners, auditors or accountants; (iv) to the Administrative Agent or any other Bank; (v) by the Administrative Agent or any Bank to an Affiliate thereof who is bound by this Section 9.21; provided that any such information delivered to an Affiliate shall be for the purposes related to the extension of credit represented by this Agreement and the administration and enforcement thereof and for no other purpose; (vi) in connection with any litigation relating to enforcement of the Related Documents or (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first enters into a confidentiality agreement with the respective Bank.  Each Bank and the Administrative Agent agree, unless specifically prohibited by applicable law or court order, to notify the Applicant of any request for disclosure of any such non-public information (x) by any Governmental Authority or representative thereof (other than any such request in connection with an examination of your financial condition by such Governmental Authority) or (y) pursuant to legal process.

Section 9.21. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any Related Document or any syndication of the credit facility provided hereunder), the Applicant acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Applicant and its Affiliates, on the one hand, and the Administrative Agent and its Affiliates, on the other hand, (B) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Related Documents; (ii) (A) the Administrative Agent and the Applicant each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any other party hereto, any Affiliates of any other party hereto, or any other Person and (B) none of the Administrative Agent or the Applicant has any obligation to each other or to their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the Related Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Applicant and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Applicant or its Affiliates.  To the fullest extent permitted by law, the Administrative Agent and the Applicant hereby waive and release any claims that they may have against each other with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.  Each of the Administrative Agent and the Banks acknowledge and agree that it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.

Article X
Guaranty of Obligations

Section 10.1. The Guaranty.  The Guarantor hereby guarantees to each Bank, the Issuing Bank, and the Administrative Agent, as primary obligor and not as surety, the prompt payment of all Reimbursement Obligations in full when due (whether at stated maturity, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantor hereby further agree that if any of the Reimbursement Obligations are not paid in full when due (whether at stated maturity, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Reimbursement Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Section 10.2. Obligations Unconditional.  The obligations of the Guarantor under Section 10.1 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Reimbursement Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.  The Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Applicant or any other Person for amounts paid under this Article X until such time as the Reimbursement Obligations have been paid in full.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Reimbursement Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, shall be done or omitted;

(c) the maturity of any of the Reimbursement Obligations shall be accelerated, or any of the Reimbursement Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents shall be waived or any other guarantee of any of the Reimbursement Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent, the Issuing Bank or any Banks as security for any of the Reimbursement Obligations shall fail to attach or be perfected; or

(e) any of the Reimbursement Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of the Guarantor).

With respect to its obligations hereunder, the Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Issuing Bank, or any Bank exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or against any other Person under any other guarantee of, or security for, any of the Reimbursement Obligations.

Section 10.3. Reinstatement.  The obligations of the Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Reimbursement Obligations is rescinded or must be otherwise restored by any holder of any of the Reimbursement Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantor agrees that it will indemnify the Administrative Agent, the Issuing Bank, and each Bank on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent, the Issuing Bank, or such Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 10.4. Certain Additional Waivers.  The Guarantor agrees that it shall have no right of recourse to security for the Reimbursement Obligations, except through the exercise of rights of subrogation pursuant to Section 10.2.

Section 10.5. Remedies.  The Guarantor agrees that, to the fullest extent permitted by law, as between the Guarantor, on the one hand, and the Administrative Agent, the Issuing Bank, and the Banks, on the other hand, the Reimbursement Obligations may be declared to be forthwith due and payable as provided in Section 7.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 7.2) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Reimbursement Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Reimbursement Obligations being deemed to have become automatically due and payable), the Reimbursement Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantor for purposes of Section 10.1.

Section 10.6. Guarantee of Payment; Continuing Guarantee.  The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Reimbursement Obligations whenever arising.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written above.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Administrative Agent and as Issuing Bank

By: ________________________________
       Name:
       Title:

Signature Page to Reimbursement Agreement
(Series 2005 – Brevard County, Florida)

Commitment	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Bank
$20,263,014
By: ________________________________
       Name:
       Title:

Signature Page to Reimbursement Agreement
(Series 2005 – Brevard County, Florida)

PIVOTAL UTILITY HOLDINGS, INC., as Applicant

By: _________________________________
      Name:
      Title:

 Signature Page to Reimbursement Agreement
(Series 2005 – Brevard County, Florida)

AGL RESOURCES INC., as Guarantor

By:  ________________________________
       Name:
       Title:
SCHEDULE 4.14

SUBSIDIARIES

Name	Jurisdiction of Organization	Additional Jurisdictions Qualified	% of Capital Stock owned by AGL Resources Inc. or its Subsidiaries
AGL C&I Energy Services, Inc.	Delaware	PA, VA	100%
AGL Capital Corporation	Nevada	None	100%
AGL Capital Trust I	Delaware	None	100%
AGL Capital Trust II	Delaware	None	100%
AGL Capital Trust III	Delaware	None	100%
AGL Investments, Inc.	Georgia	None	100%
AGL Macon Holdings, Inc.	Georgia	None	100%
AGL Renewables, LLC	Georgia	None	100%
AGL Resources Inc. Political Action Committee, Inc.	Georgia	None	Nonprofit Corporation
AGL Resources Georgia PAC	None	None	Nonprofit PAC
AGL Resources Private Foundation Inc.	Georgia	None	Nonprofit Corporation
AGL Rome Holdings, Inc.	Georgia	None	100%
AGL Services Company	Georgia	FL, NJ, TN TX, VA	100%
AGL Southeast LNG, L.L.C.	Georgia	None	100%
~~AGL Utilipro Holdings, LLC~~Antigua Maritime Agencies Limited	~~Georgia~~Antigua	None	100%
Atlanta Gas Light Company	Georgia	WV	100%
Birdsall, Inc.	Florida	None	100%
Caribtran St. Maarten, N.V.	St. Maarten	None	100%
Caribtrans Agency, LLC	Delaware	USVI	100%
Caribtrans Logistics, LLC	Delaware	FL, Anguilla	100%
~~BioSolids Holdings~~Central Valley Gas Storage, ~~LLC~~L.L.C.	~~Georgia~~Delaware	~~None~~CA, IL	100%
Chattanooga Gas Company	Tennessee	None	100%
Compass Energy Consulting, LLC	Virginia	PA	100%
Compass Energy Gas Services, LLC	Virginia	CA, OH	100%
Compass Energy Services, Inc.	Virginia	CA, DE, IN, MD, NJ, NY, OH, PA, TN~~, NJ~~	100%
Container Terminals Limited	Bahamas	None	100%
Customer Care Services, Inc.	Georgia	None	100%
Cypress Creek Gas Storage, L.L.C.	Delaware	IL, LA	100%
Deluxe Freight, Inc.	Florida	None	100%
Efficiency Programs, Inc.	Illinois	None	Nonprofit Corporation
Employee Care Program, Inc.	Georgia	None	Nonprofit Corporation
Energy Risk Integrated Services Corporation	Hawaii	GA	100%
Freship, S.A.	Dominican Republic	None	100%
Georgia Gas Company	Georgia	AL	100%
Georgia Natural Gas Company	Georgia	None	100%
GERIC Insurance Risk Retention Group, Inc.	Hawaii	None	100%
Global Energy ~~Resources~~Resource Insurance Corporation	Hawaii	None	100%
Golden Triangle Storage, Inc.	Delaware	TX	100%
Horizon Pipeline Company, L.L.C.	Delaware	IL, WI	50%
HPMT, Kft.	Hungary	None	100%
IBT Solutions, L.L.C.	Illinois	IL	100%
Jefferson Island Storage & Hub, LLC	Delaware	LA, TX	100%
Magnolia Enterprise Holdings, Inc.	Georgia	SC	100%
Medley Acquisitions, LLC	Florida	None	100%
New Providence Port Holdings Limited	Bahamas	None	100%
Nicor Enerchange, L.L.C.	Delaware	IL, IN, LA, MI, TX	100%
Nicor Energy Services Company d/b/a Nicor Services, d/b/a Nicor National, d/b/a Vectren Services (in IN/OH only)	Delaware	AL, AR, AZ, CT, GA, IL, IN, KS, KY, LA, MI, MS, MT, NC, NV, NY, OH, OR, PA, SC, TN, TX, UT, VA, WI	100%
Nicor Energy Ventures Company	Delaware	IL	100%
Nicor Home Services, L.L.C. d/b/a Tradewind Heating & Air Conditioning L.L.C., d/b/a Hawthorn Heating & Air Conditioning, L.L.C., d/b/a Aeroseal of Illinois, L.L.C., d/b/a D.M. Dykstra L.L.C.	Delaware	IL, IN, WI	100%
Nicor Horizon, Inc.	Delaware	IL, WI	100%
Nicor Mining Inc.	Delaware	None	100%
Nicor National Inc.	Delaware	None	100%
Nicor Oil and Gas Corporation	Delaware	None	100%
Nicor Purchasing, L.L.C.	Illinois	None	100%
Nicor Services LLC d/b/a Nicor National	Delaware	AR, AZ, CA, CO, DC, FL, GA, MA, ME, MD, MN, MO, MS, NC, NH, NJ, OH, NV, NY, OK, OR, RI, TN, TX, UT, VT, WV	100%
Nicor Solutions, L.L.C.	Delaware	IL	100%
NI-Gas Exploration, Inc.	Illinois	None	100%
Northern Illinois Gas Company d/b/a Nicor Gas Company	Illinois	TX	100%
Northern New England Company	ME	None	50%
NUI Capital Corp.	Florida	None	100%
NUI Corporation	New Jersey	NY	100%
NUI Energy Brokers, Inc.	Delaware	NJ, TX	100%
NUI Hungary, Inc.	Delaware	None	100%
NUI International, Inc.	Delaware	None	100%
NUI Sales Management, Inc.	Delaware	None	100%
NUI Saltville Storage, Inc.	Delaware	None	100%
Organic Energy Solutions, LLC	Georgia	None	100%
Ottawa Acquisition LLC	Illinois	None	100%
Pivotal Energy Services, Inc.	Georgia	VA	100%
Pivotal Jefferson Island Storage & Hub, LLC	Delaware	None	100%
Pivotal LNG, Inc.	Delaware	AL, VA	100%
Pivotal Propane of Virginia, Inc.	Delaware	VA	100%
Pivotal Storage, Inc.	Delaware	None	100%
Pivotal Utility Holdings, Inc. d/b/a Elizabethtown Gas, d/b/a Elkton Gas, d/b/a Florida City Gas	New Jersey	FL, MD, NC, NY, PA	100%
Prairie Point Energy, L.L.C.	Delaware	IL	100%
PTC BioSolids, LLC	Georgia	None	100%
Renewco, LLC	Delaware	None	50%
Renewco-Meadow Branch, LLC	Delaware	GA, TN	100%
Renewco-Pine Ridge, LLC	Delaware	None	100%
Renewco-Richland Creek, LLC	Delaware	None	100%
SanGroup, LLC	Florida	None	27.7721%
Sawgrass Storage, L.L.C.	Delaware	LA	50%
Sequent Energy Canada Corp.	Delaware	TX; Canada: AB, BC, MB, ON, QC, SK	100%
Sequent Energy Management, L.P.	Georgia	CA, IA, IL, MI, NJ, NM, NY, PA, TX, VA,WV	100%
Sequent Energy Services Inc.	Delaware	NJ, PA	100%
Sequent Holdings, LLC	Georgia	None	100%
Sequent, LLC	Georgia	TX	100%
Seven Seas Insurance Company, Inc.	Florida	Barbados	100%
Seven Seas Insurance Company Limited	Bahamas	Cayman Islands	100%
Southeast LNG Distribution Company, L.L.C.	Delaware	None	~~50~~100%
Southeastern LNG, Inc.	Georgia	VA	100%
SouthStar Energy Services LLC	Delaware	AL, FL, GA, KY, MS, NC, OH, SC, TN, VA	85%
Saint-Martin Marine Services, SARL	Saint Martin	None	100%
St. Maarten Marine Services, N.V.	St. Maarten	None	100%
T.I.C. Enterprises, LLC	Delaware	GA, NJ, PA, SC	100%
Triple Diamond Storage, Inc.	Delaware	None	100%
Tropic Equipment Leasing Inc.	Delaware	None	100%
Tropical Cargo Express, LLC	USVI	None	100%
Tropical Express Container Service Trinidad Unlimited	Trinidad and Tobago
Tropical Industries Limited	Bahamas	None	100%
Tropical Shipping and Construction Company Limited	Cayman Islands	USVI	100%
Tropical Shipping Agency, LLC	Delaware	PR	100%
Tropical Shipping Holdings, Inc.	Delaware	None	100%
Tropical Shipping of Canada, LLC	Delaware	Canada	100%
Tropical Shipping St. Maarten, N.V.	St. Maarten	None	100%
Tropical Shipping Trinidad Agency Holdings, LLC	Delaware	None	100%
Tropical Shipping Trinidad Holdings, LLC	Delaware	None	100%
Tropical Shipping USA, LLC	Florida	GA, NJ	100%
Tropical Trinidad Agency Unlimited	Trinidad and Tobago	None	100%
Trustees Investments, Inc.	Georgia	None	100%
~~Utilipro Services, LLC~~	~~Delaware~~	~~GA~~	~~33.33%~~
Virginia Gas Company	Delaware	VA	100%
VI Cargo Services, LLC	USVI	None	100%
Virginia Natural Gas, Inc.	Virginia	GA	100%
~~*- All entities are Restricted Subsidiaries~~

~~Signature Page to Reimbursement Agreement~~
~~(Series 2005 – Brevard County, Florida)~~

SCHEDULE 4.16

ENVIRONMENTAL MATTERS

1)	Manufactured Gas Plants.

Georgia and Florida.    Atlanta Gas Light Company (“AGLC”) is required to investigate possible environmental contamination at manufactured gas plants (“MGP”) and, if necessary, clean up any contamination. AGLC has been associated with ~~ten~~eleven MGP sites in Georgia and three in Florida~~. One new former MGP site has been recently identified adjacent to an existing MGP remediation site~~. Based on investigations to date, cleanup has either already occurred or is likely at most of these sites.  As of ~~June 30, 2010,~~December 31, 2011, the remediation program in Georgia was approximately 100% complete, except for a few remaining areas of recently discovered impact, although ground water remediation continues.  Investigation is concluded for one phase of the Orlando, Florida site; however, the Environmental Protection Agency has not approved the ~~clean up~~cleanup plans. For elements of the Georgia and Florida sites where we still cannot provide engineering cost estimates, considerable variability remains in future cost estimates. As reported in ~~Holdings Annual~~Guarantor’s Quarterly Report on Form 10-~~K~~Q for ~~2009,~~the quarter ending March 31, 2012, the projected costs of the remaining remediation at these sites are estimated to be $~~64~~42-~~113~~98 million.

New Jersey.    In New Jersey, ~~Pivotal Utility Holdings, Inc. (f/k/a NUI Utilities, Inc.) (“~~PUHI~~”)~~Applicant owns five properties where former MGPs were operated.  A sixth MGP site, formerly operated by Elizabethtown Gas, a division of ~~PUHI~~Applicant, operating in New Jersey (“ETG”), is now owned by a church.  ~~PUHI~~Applicant is currently conducting remediation activities with oversight from the New Jersey Department of Environmental Protection. Various ~~investigation and~~ cleanup investigations have been conducted ~~and are progressing slowly~~, but material cleanups ~~are likely at most~~of these sites have not been completed.  Because we still cannot provide engineering cost estimates, considerable variability remains in future cost estimates. As reported in ~~Holdings Annual~~Guarantor’s Quarterly Report on Form 10-~~K~~Q for ~~2009,~~the quarter ending March 31, 2012, the projected costs of the remaining remediation at these sites are estimated to be $~~69-134~~124-174 million.

Other States.  Outside of New Jersey, subsidiary NUI Corporation owns, or previously owned, ten properties located in the states of North Carolina, South Carolina, Pennsylvania, New York and Maryland on which MGPs were operated by NUI or by other parties in the past.  Two sites (Athens, Pennsylvania; Reidsville, North Carolina) have been sold to third parties, who have agreed to indemnify NUI against environmental liabilities.

Of these ten sites, only one site (Elizabeth City, North Carolina) has had any regulatory activity over the past ten years.  The Elizabeth City site is subject to an Administrative Consent Order with the North Carolina Department of Environment and Natural Resources (“NCDENR”), dated October 31, 2001, and under such order, the Company has entered the formal site investigation stage.

Currently, there is only limited information available to assess the potential environmental liability associated with these non-New Jersey sites, and the liability for these sites will remain an uncertainty until a more vigorous environmental assessment is performed.  As reported in ~~Holdings Annual~~Guarantor’s Quarterly Report on Form 10-~~K~~Q for ~~2009,~~the quarter ending March 31, 2012, the projected costs of the remediation at the Elizabeth City site is estimated to be $~~11~~10-16 million.

Illinois.  Northern Illinois Gas Company (“Nicor Gas”) has identified 26 total sites (some of which were subdivided for purposes of remediation) in Illinois for which Nicor Gas has some responsibility.  Most of these sites are not presently owned by Nicor Gas.  Nicor Gas and Commonwealth Edison Company are parties to an agreement that allocates to Nicor Gas 51.73% of cleanup costs for 23 sites, no portion of the cleanup costs for 14 other sites and 50% of general remediation program costs that do not relate exclusively to particular sites.  In addition to the sites from the agreement with Commonwealth Edison Company, there are three sites for which Nicor Gas has sole responsibility.  Information regarding preliminary site reviews has been presented to the Illinois Environmental Protection Agency for certain sites, and more detailed investigations and remedial activities are complete, in progress or planned at many of these sites. Our environmental remediation cost liabilities are customarily reported estimates of future remediation costs for our former operating sites that are contaminated based on probabilistic models of potential costs and on an undiscounted basis.  These probabilistic models have not been performed on all of our sites in Illinois, but are expected to be completed in 2012.  The results of the detailed site-by-site investigations will determine the extent additional remediation is necessary and provide a basis for estimating additional future costs. As reported in Guarantor’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2012, based on the estimates we have performed, the projected costs of remediation at these sites are estimated to be $136-218 million.

For additional discussion and detailed description of MGP matters, including regulatory recovery ~~mechanism~~mechanisms, see Guarantor’s ~~2009~~2011 10-K filing~~.~~ and Guarantor’s 10-Q filing for the quarter ending March 31, 2012.

2)	Pipeline Replacement.

See Guarantor’s ~~2009~~2011 10-K filing and Guarantor’s 10-Q filing for the quarter ending March 31, 2012 for a detailed discussion of Guarantor’s ongoing pipeline replacement efforts throughout Guarantor’s subsidiary utility territories.

3)	Additional Nicor Gas Environmental Matters

Nicor Gas has received inquiries from the Illinois Attorney General, the U.S. Environmental Protection Agency and the Illinois Environmental Protection Agency regarding several incidents where liquids containing PCBs traveled through Nicor Gas’ equipment into several customers’ homes in Park Ridge, Illinois.

Nicor Gas has received notice of a potential citizens’ suit for damage related to deprivation of use of a waterway for kayaking due to contamination resulting from a former manufactured gas plant.

Nicor Gas also owns a multi-use reporting facility at 750 North Elmhurst Road in Elk Grove Village, Illinois, at which soil is contaminated by petroleum products from a previously removed underground storage tank.  Nicor Gas has not received any damage claim or violation notice regarding this contamination, and Nicor Gas intends to voluntarily remediate the contamination in 2012.

~~Signature Page to Reimbursement Agreement~~
~~(Series 2005 – Brevard County, Florida)~~

SCHEDULE 6.2(i)

EXISTING LIENS

1.
Liens granted pursuant to that certain Trust Indenture and Security Agreement, dated as of May 15, 2001, between Horizon Pipeline Company, L.L.C., as the Company, and BNY Midwest Trust Company, as the Trustee, as amended, restated, modified, renewed, refunded, replaced or refinanced.

2.
Liens granted pursuant to that certain Indenture, dated as of January 1, 1954, between Commonwealth Edison Company and Continental Illinois National Bank and Trust Company of Chicago, as amended, restated, modified, renewed, refunded, replaced or refinanced.

~~NONE.~~

~~Signature Page to Reimbursement Agreement~~
~~(Series 2005 – Brevard County, Florida)~~

SCHEDULE 6.8

AGREEMENTS PROHIBITING OR LIMITING LIENS

1.
Amended and Restated Credit Agreement, dated November 10, 2011, among AGL Resources, as Guarantor, AGL Capital Corporation, as Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and any renewal, extension, refinancing or replacement thereof, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities or preferred equity) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under a credit or other agreement or an indenture).

2.
~~1.~~ Indenture, dated December 1, 1989, as amended, between Atlanta Gas Light Company and The Bank of New York Mellon, as successor trustee, pursuant to which Atlanta Gas Light Company issued its medium term notes.

3.
~~2.~~ Loan Agreement, dated June 1, 1996, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority, as amended~~,~~ by that certain First Amendment to Loan Agreement, dated September 1, 2010, pursuant to which Pivotal Utility Holdings Inc. (f/k/a NUI Utilities, Inc.) issued $39.0 million bonds, due June 1, ~~2026~~2026.

4.
~~3.~~ Loan Agreement, dated December 1, 1998, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority, pursuant to which NUI Utilities issued $40.0 million 5.25% bonds due November 1, 2033.

5.
~~4.~~ Loan Agreement, dated April 1, 2005, between Pivotal Utility Holdings, Inc. and Brevard County, FL, as amended~~,~~ by that certain First Amendment to Loan Agreement, dated June 1, 2008, and by that certain Second Amendment to Loan Agreement, dated September 1, 2010, pursuant to which Pivotal Utility Holdings, Inc. issued $20 million bonds due October 1, 2024.

6.
~~5.~~ Loan Agreement, dated May 1, 2005, between Pivotal Utility Holdings, Inc. and New Jersey Economic Development Authority, as amended~~,~~ by that certain First Amendment to Loan Agreement, dated June 1, 2008, and by that certain Second Amendment to Loan Agreement, dated September 1, 2010, pursuant to which Pivotal Utility Holdings, Inc. issued $46.5 million bonds due October 1, 2022.

7.
~~6.~~ Loan Agreement, dated May 1, 2007, between Pivotal Utility Holdings, Inc. (f/k/a NUI Utilities, Inc. and NUI Corporation) and New Jersey Economic Development Authority, as amended~~,~~ by that certain First Amendment to Loan Agreement, dated June 1, 2008, and by that certain Second Amendment to Loan Agreement, dated September 1, 2010, pursuant to which NUI Utilities issued $54.6 million bonds due June 1, 2032.

~~7.~~
~~Credit Agreement dated as of September 15, 2010 among AGL Resources Inc., as Guarantor, AGL Capital Corporation, as Borrower, the several lenders from time to time parties thereto, Wells Fargo Bank, National Association as administrative agent, Bank Of America, N.A. and Suntrust Bank as Co-Syndication Agents, and The Bank Of Tokyo-Mitsubishi UFJ Ltd., And JPMorgan Chase Bank, N.A. as Co-Documentation Agents~~

8.
Reimbursement Agreement ~~of even date herwith~~dated October 14, 2010, by and among Pivotal Utility Holdings, Inc., as Borrower, AGL Resources Inc., as Guarantor and JPMorgan Chase Bank, N.A. as Administrative Agent and Lender, as amended by that certain First Amendment to Reimbursement Agreement dated December 17, 2010, by that certain Second Amendment to Reimbursement Agreement dated August 11, 2011, and by that certain Third Amendment to Reimbursement Agreement dated as of May 21, 2012, pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item ~~2~~3 above was executed.

9.
Reimbursement Agreement ~~of even date herwith~~dated October 14, 2010, by and among Pivotal Utility Holdings, Inc., as Borrower, AGL Resources Inc., as Guarantor and JPMorgan Chase Bank, N.A. as Administrative Agent and Lender, ~~pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 6 above was executed.~~as amended by that certain First Amendment to Reimbursement Agreement dated December 17, 2010, by that certain Second Amendment to Reimbursement Agreement dated August 11, 2011, and by that certain Third Amendment to Reimbursement Agreement dated as of May 21, 2012, pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 7 above was executed.

10.	This Agreement.

11.
~~10.~~ Reimbursement Agreement ~~of even date herwith~~dated as of October 14, 2010, by and among Pivotal Utility Holdings, Inc., as Borrower, AGL Resources Inc., as Guarantor and The Bank of Tokyo-Mitsubushi UFJ, Ltd., New York Branch, as Administrative Agent and Lender, ~~pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 5 above was executed.~~as amended by that First Amendment to Reimbursement Agreement dated December 17, 2010, by that certain Second Amendment to Reimbursement Agreement dated August 11, 2011, and by that certain Third Amendment to Reimbursement Agreement dated as of May 21, 2012, pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 6 above was executed.

12.
~~11.~~ Master Program Agreements, Consent and Assignment Agreements, Loan Agreements or other similar financing documents pursuant to which lending institutions lend money to subsidiaries of ~~Holdings~~AGL Resources Inc. to finance capital improvements made to departments, instrumentalities, agencies, and other entities of the United States government by such ~~Holdings~~AGL Resources Inc. subsidiaries pursuant to government area-wide contracts, such loans being secured by liens on accounts receivable payable by the U.S. Government to ~~Holdings or Holdings~~AGL Resources Inc. or AGL Resources Inc. subsidiaries.

~~12.~~
~~A $300,000,000 term loan credit agreement, currently anticipated to be entered into on or about December 2010, among AGL Resources Inc., as Guarantor, AGL Capital Corporation, as Borrower, the Lenders from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent, and the other agents party thereto, pursuant to which AGL Capital Corporation will use the proceeds to refinance its 7.125% notes due January 14, 2011, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities or preferred equity) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under a credit or other agreement or an indenture).~~

~~13.~~
~~A $1,050,000,000 senior bridge term loan agreement, currently anticipated to be entered into on or about December 2010, among AGL Resources Inc., as Guarantor, AGL Capital Corporation, as Borrower, the Lenders from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent, and the other agents party thereto, pursuant to which AGL Capital Corporation will fund, in part, the cash consideration for the acquisition of Nicor, Inc., and any renewal, extension, refinancing or replacement thereof, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities or preferred equity) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under a credit or other agreement or an indenture).~~

~~14.~~
~~Credit Agreement, dated as of April 23, 2010, among Northern Illinois Gas Company and Nicor Inc., as Borrowers, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and any renewal, extension, refinancing or replacement thereof, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities or preferred equity) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under a credit or other agreement or an indenture).~~

13.
~~15. 364-Day~~ Credit Agreement, dated ~~as of April 23, 2010,~~December 15, 2011, among Northern Illinois Gas Company, as Borrower, the Lenders from time to time party thereto, and ~~JPMorgan Chase~~SunTrust Bank~~, N.A.~~, as Administrative Agent and any renewal, extension, refinancing or replacement thereof, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities or preferred equity) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under a credit or other agreement or an indenture).

14.
~~16.~~ Trust Indenture and Security Agreement~~,~~ dated ~~as of~~ May 15, 2001, between Horizon Pipeline Company, L.L.C, as the Company, and BNY Midwest Trust Company, as the Trustee, amended, restated, modified, renewed, refunded, replaced or refinanced.

15.
~~17.~~ Indenture~~,~~ dated ~~as of~~ January 1, 1954, between Commonwealth Edison Company and Continental Illinois National Bank and Trust Company of Chicago, as amended, restated, modified, renewed, refunded, replaced or refinanced.

~~18.~~	~~$120,000,000 in Central Valley Gas Storage, L.L.C. debt financing currently anticipated to be incurred in March 2012.~~
16.
~~19.~~ Note Purchase Agreement~~, anticipated to be entered into on or about~~ dated August 31, 2011, among AGL Capital Corporation, ~~Guarantor~~AGL Resources Inc. and the respective purchasers named therein pursuant to which AGL Capital Corporation ~~will issue the Private Placement Notes.~~issued the private placement notes described therein on October 27, 2011.

~~20.~~

~~Signature Page to Reimbursement Agreement~~
~~(Series 2005 – Brevard County, Florida)~~

~~21.~~

SCHEDULE 9.13

BANK NOTICE ADDRESSES

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas
New York, NY 10020
Telephone No.: (201) 413-8823 or (201) 413-8160
Facsimile No.: (201) 521-2312 or (201) 521-2336

Attention:	International Operations Dept./Standby LC Section

Attention: Jaya Angara, AVP

EXHIBIT A

FORM OF LETTER OF CREDIT

[Attached]

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 3.1(v) of the Reimbursement Agreement, dated as of October 14, 2010, by and among Pivotal Utility Holdings, Inc. (the “Applicant”), AGL Resources Inc., as guarantor, the Banks from time to time party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent (the “Administrative Agent”), pertaining to the $20,000,000 Industrial Development Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2005 (the “Reimbursement Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Reimbursement Agreement.

The undersigned, being the Treasurer of the Applicant, hereby certifies to the Administrative Agent, the Issuing Bank and the Banks as follows:

1.	The Applicant has performed and observed all of the terms, covenants, agreements and conditions of the Reimbursement Agreement to be performed or observed on or before the date hereof;

2.	I have no knowledge of any Default or Event of Default, except as set forth below; and

3.	To the best of my knowledge, the Applicant is in compliance with all Requirements of Law.

Described below are the exceptions, if any, to paragraph 2 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Applicant has taken, is taking, or proposes to take with respect to each such condition or event:
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________

IN WITNESS WHEREOF, I have hereunto set my hand and caused this Compliance Certificate to be delivered this ____ day of ___, 20__.

                                                      PIVOTAL UTILITY HOLDINGS, INC.

                                                      By:  ______________________________
                                                      Its:  Treasurer

EXHIBIT C-1

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Reimbursement Agreement, dated as of October 14, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), among Pivotal Utility Holdings, Inc. (the “Applicant”), AGL Resources Inc., as guarantor, the Banks party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 9.15 of the Reimbursement Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Liquidity Advance(s) (as well as any promissory note(s) evidencing such Liquidity Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Applicant within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Applicant as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Applicant with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Applicant and the Administrative Agent and (2) the undersigned shall have at all times furnished the Applicant and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.

[NAME OF BANK]

By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT C-2

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Reimbursement Agreement, dated as of October 14, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), among Pivotal Utility Holdings, Inc. (the “Applicant”), AGL Resources Inc., as guarantor, the Banks party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 9.15 of the Reimbursement Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Liquidity Advance(s) (as well as any promissory note(s) evidencing such Liquidity Advance(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Liquidity Advance(s) (as well as any promissory note(s) evidencing such Liquidity Advance(s)), (iii) with respect to the extension of credit pursuant to the Reimbursement Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Applicant within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Applicant as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Applicant with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Applicant and the Administrative Agent and (2) the undersigned shall have at all times furnished the Applicant and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.

[NAME OF BANK]

By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT C-3

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Reimbursement Agreement, dated as of October 14, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), among Pivotal Utility Holdings, Inc. (the “Applicant”), AGL Resources Inc., as guarantor, the Banks party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 9.15 of the Reimbursement Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Applicant within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Applicant as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Bank with a certificate of its non- U.S. person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.

[NAME OF BANK]

By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT C-4

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Reimbursement Agreement, dated as of October 14, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), among Pivotal Utility Holdings, Inc. (the “Applicant”), AGL Resources Inc., as guarantor, the Banks party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 9.15 of the Reimbursement Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Applicant within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Applicant as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.

[NAME OF BANK]

By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

ANNEX I

PRICING GRID

Pricing Level	LC Fee Margin	Applicable Margin for ABR Advances	Applicable Margin for Eurodollar Advances
Pricing Level I	~~1.25~~0.725%	~~0.50~~0.080%	~~1.50~~0.875%
Pricing Level II	~~1.50~~0.850%	~~0.75~~0.100%	~~1.75~~1.000%
Pricing Level III	~~1.75~~0.975%	~~1.00~~0.125%	~~2.00~~1.125%
Pricing Level IV	~~2.00~~1.10%	~~1.25~~0.250%	~~2.25~~1.250%
Pricing Level V	~~2.25~~1.350%	~~1.50~~0.500%	~~2.50~~1.500%
Pricing Level VI	1.600%	0.750%	1.750%

Changes in the Applicable Margin and the LC Fee Margin resulting from a change in the Pricing Level shall become effective on the effective date of any change in the Senior Debt Rating from S&P or Moody’s.  In the event of a split in the Senior Debt Rating from S&P and Moody’s that would otherwise result in the application of more than one Pricing Level (had the provisions regarding the applicability of other Pricing Levels contained in the definitions thereof not been given effect), then the Applicable Margin and the LC Fee Margin shall be determined as follows:  (x) if the split in the Senior Debt Rating is one Pricing Level, then the higher Senior Debt Rating will be the applicable Pricing Level, (y) if the split in the Senior Debt Rating is two Pricing Levels, the midpoint will be the applicable Pricing Level, and (z) if the split in the Senior Debt Rating is more than two Pricing Levels, the Pricing Level will be the highest intermediate Pricing Level.

The Applicant or the Guarantor shall give written notice to the Administrative Agent of any adverse change in or downgrade of, or withdrawal or suspension of, the Senior Debt Rating within three (3) Business Days after any Responsible Officer of the Applicant or the Guarantor knows or has reason to know of the same.

If at any time neither AGL Capital Corporation (“AGLCC”) nor the Guarantor shall have in effect any Senior Debt Rating, the Guarantor shall seek and obtain (if not already in effect) within thirty (30) days after any Senior Debt Rating first ceases to be in effect, a corporate credit rating or a bank loan rating for AGLCC or itself from S&P (the “Substitute Rating”), and the Applicable Margin and the LC Fee Margin shall thereafter be based on such Substitute Rating in the same manner as provided in the definition of Senior Debt Rating with respect to AGLCC’s or the Guarantor’s senior non-credit enhanced unsecured long term debt rating, as applicable, and on this Pricing Grid.

Capitalized terms not otherwise defined in the Agreement and used in this Annex I shall be defined as follows:

“Pricing Level” means Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV, Pricing Level V or Pricing Level ~~V~~VI, as the context may require.

“Pricing Level I” means any time when the Senior Debt Rating is A+ or higher by S&P or A1 or higher by Moody’s.

“Pricing Level II” means any time when (i) the Senior Debt Rating is A or higher by S&P or A2 or higher by Moody’s and (ii) Pricing Level I does not apply.

“Pricing Level ~~II~~III” means any time when (i) the Senior Debt Rating is A- or higher by S&P or A3 or higher by Moody’s and (ii) ~~Pricing Level I does not apply.~~
 ~~“Pricing Level III” means any time when (i) the Senior Debt Rating is BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii)~~ none of Pricing Level I or Pricing Level II is applicable.

“Pricing Level IV” means any time when (i) the Senior Debt Rating is BBB+ or higher by S&P or Baa~~2~~1 or higher by Moody’s and (ii) none of Pricing Level I, Pricing Level II or Pricing Level III is applicable.

“Pricing Level V” means any time when (i) the Senior Debt Rating is BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) none of Pricing Level I, Pricing Level II, Pricing Level III or Pricing Level IV is applicable.

“Pricing Level VI” means any time when none of Pricing Levels I, II, III ~~and~~, IV or V is applicable.

“Senior Debt Rating” means at any date, the credit rating identified by S&P or Moody’s as the credit rating which (i) it has assigned to long term unsecured senior debt of AGLCC or (ii) would assign to long term unsecured senior debt of AGLCC were AGLCC to issue or have outstanding any long term unsecured senior debt on such date; provided, that if on any date no such credit rating exists, the “Senior Debt Rating” means at any such date, the credit rating identified by S&P or Moody’s as the credit rating which (i) it has assigned to the long term unsecured senior debt of the Guarantor or (ii) would assign to long term unsecured senior debt of the Guarantor were the Guarantor to issue or have outstanding any long term unsecured senior debt on such date.  If either (but not both) Moody’s or S&P shall cease to be in the business of rating corporate debt obligations, the Pricing Levels shall be determined on the basis of the ratings provided by the other rating agency.